Exhibit 10.29

CREDIT AGREEMENT

among

AMERUS GROUP CO.,

VARIOUS LENDING INSTITUTIONS,

THE BANK OF NEW YORK,

BANK ONE, NA,

FLEET NATIONAL BANK

and

MELLON BANK, N.A.,

as CO-SYNDICATION AGENTS,

and

JPMORGAN CHASE BANK,
as ADMINISTRATIVE AGENT

Dated as of December 8, 2003

$200,000,000

J.P. MORGAN SECURITIES INC,
as SOLE LEAD ARRANGER AND SOLE BOOKRUNNER

(i)

		Page
5.08	Public Utility Holding Company Act	23
5.09	True and Complete Disclosure; Projections and Assumptions	23
5.10	Financial Condition; Financial Statements	23
5.11	Tax Returns and Payments	23
5.12	Compliance with ERISA	24
5.13	Material Subsidiaries	25
5.14	Intellectual Property, etc.	25
5.15	Capitalization	25
5.16	Indebtedness	25
5.17	Compliance with Statutes, etc.	25
5.18	Insurance Licenses	26
5.19	Insurance Business	26
5.20	Reinsurance	1
SECTION 6.	Affirmative Covenants	26
6.01	Information Covenants	26
6.02	Books, Records and Inspections	29
6.03	Insurance	30
6.04	Payment of Taxes	30
6.05	Corporate Franchises	30
6.06	Compliance with Statutes, etc.	30
6.07	ERISA	30
6.08	Performance of Obligations	31
6.09	Good Repair	31
6.10	End of Fiscal Years; Fiscal Quarters	32
6.11	Maintenance of Licenses and Permits	32
SECTION 7.	Negative Covenants	32
7.01	Changes in Business	32
7.02	Consolidation, Merger, Sale or Purchase of Assets, etc.	32
7.03	Liens	34
7.04	Indebtedness	36
7.05	Issuance of Stock	38
7.06	Prepayments of Indebtedness, Modifications of Agreements, etc.	38
7.07	Dividends, etc.	39
7.08	Limitation on Certain Restrictions	40
7.09	Transactions with Affiliates	40
7.10	Leverage Ratio	41
7.11	Interest Coverage Ratio	41
7.12	Minimum Consolidated Net Worth	41
7.13	Minimum Risk-Based Capital	41
7.14	Foreign Pension Plans	41
SECTION 8.	Events of Default	41
8.01	Payments	41
8.02	Representations, etc.	41
8.03	Covenants	41
8.04	Default Under Other Agreements	41
8.05	Bankruptcy, etc.	42
8.06	ERISA	43
8.07	Judgments	43

(ii)

(iii)

ANNEX I	List of Banks and Commitments
ANNEX II	Plans
ANNEX III	Material Subsidiaries
ANNEX IV	Capitalization
ANNEX V	Indebtedness
ANNEX VI	Insurance Licenses
ANNEX VII	Reinsurance
ANNEX VIII	Liens

EXHIBIT A	Form of Notice of Borrowing
EXHIBIT B	Form of Note
EXHIBIT C	Form of Letter of Credit Request
EXHIBIT D	Form of Section 3.04(b)(ii) Certificate
EXHIBIT E	Form of Opinion of Joseph Haggerty, Esq.
EXHIBIT F-1	Form of Officer’s Certificate
EXHIBIT F-2	Form of Secretary’s Certificate
EXHIBIT G	Form of Assignment and Assumption Agreement

(iv)

          CREDIT AGREEMENT, dated as of December 8, 2003, among AMERUS GROUP CO., an Iowa corporation (the “Borrower”), the lending institutions listed from time to time on Annex I hereto (each a “Bank” and, collectively, the “Banks”), THE BANK OF NEW YORK, BANK ONE, NA, FLEET NATIONAL BANK and MELLON BANK, N.A., as Co-Syndication Agents, and JPMORGAN CHASE BANK, as Administrative Agent (the “Administrative Agent”). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 9 are used herein as so defined.

W I T N E S S E T H :

          WHEREAS, subject to and upon the terms and conditions set forth herein, the Banks are willing to make available to the Borrower the credit facility provided for herein.

          NOW, THEREFORE, IT IS AGREED:

          SECTION 1. Amount and Terms of Credit.

          1.01 Commitments. Subject to and upon the terms and conditions set forth herein, each Bank severally agrees, at any time and from time to time on and after the Effective Date and prior to the Maturity Date, to make a loan or loans (each, a “Loan” and, collectively, the “Loans”) to the Borrower, which Loans (i) shall, at the option of the Borrower, be Base Rate Loans or Eurodollar Loans, provided that except as otherwise specifically provided in Section 1.10(b), all Loans comprising the same Borrowing shall at all times be of the same Type, (ii) may be repaid and reborrowed at any time in accordance with the provisions hereof, (iii) shall have an aggregate principal amount at any time outstanding which, when added to such Bank’s Percentage of the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Loans at such time), does not exceed for any Bank that amount which equals the Commitment of such Bank at such time, and (iv) shall have an aggregate principal amount at any time outstanding which, when added to all Letter of Credit Outstandings at such time, does not exceed for all Banks that amount which equals the Total Commitment at such time.

          1.02 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing hereunder shall not be less than $5,000,000 and, if in excess thereof, shall be in an integral multiple of $1,000,000. More than one Borrowing may be incurred on any day; provided that at no time shall there be outstanding more than six Borrowings of Eurodollar Loans.

          1.03 Notice of Borrowing. (a) In connection with its incurrence of Loans on any Business Day, including the Effective Date, the Borrower shall give the Administrative Agent at its Notice Office, prior to 11:00 A.M. (New York time), at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Eurodollar Loan or at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Base Rate Loan. Such notice (the “Notice of Borrowing”), except as otherwise expressly provided in Section 1.10, shall be irrevocable, and, in the case of a written notice and a confirmation of telephonic notice, shall be in the form of Exhibit A hereto, appropriately completed to specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowings shall consist of Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Bank written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Bank’s proportionate share thereof and of the other matters covered by the Notice of Borrowing.

          (b) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice, believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower. In each such case the Administrative Agent’s record of the terms of any such telephonic notice shall be conclusive absent manifest error.

          1.04 Disbursement of Funds. (a) Subject to the terms and conditions herein set forth, no later than 11:00 A.M. (New York time) on the date of each incurrence of Loans, each Bank will make available to the Administrative Agent its pro rata share of each Borrowing requested to be made on such date in the manner provided below.

          (b) Each Bank shall make available all amounts it is to fund under any Borrowing in U.S. dollars and immediately available funds to the Administrative Agent at the Administrative Agent’s Payment Office and the Administrative Agent will make available to the Borrower as promptly as practicable by depositing to its account at the Administrative Agent’s Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Administrative Agent shall have been notified by any Bank prior to the date of any such Borrowing that such Bank does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on the date of such Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Bank and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall pay such corresponding amount to the Administrative Agent within two Business Days. The Administrative Agent shall also be entitled to recover from the Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Bank, the overnight Federal Funds Effective Rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 1.08(a) or (b), as the case may be, for the respective Loans.

          (c) Nothing in this Section 1.04 shall be deemed to relieve any Bank from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any default by such Bank hereunder.

          1.05 Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, all the Loans made to it by each Bank shall be evidenced by a promissory note substantially in the form of Exhibit B with blanks appropriately completed in conformity herewith (each a “Note” and collectively, the “Notes”).

          (b) The Note issued to each Bank shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank and be dated the Effective Date (or if issued after the Effective Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the Commitment of such Bank and be payable in a principal amount equal to the amount of the Loans made by such Bank and which are outstanding from time to time, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 3.01 and mandatory repayment as provided in Section 3.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents. Upon receipt of an affidavit of an officer of the Bank (together with a customary indemnity from such Bank in form and substance satisfactory to the Borrower) that a Note has been lost, stolen, destroyed or mutilated, the Borrower will issue a replacement Note in the same principal amount thereof and otherwise of like tender.

          (c) Each Bank will record on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of its Note endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in any such notation shall not affect the Borrower’s obligations in respect of such Loans.

          1.06 Conversions. The Borrower shall have the option to convert on any Business Day all or a portion at least equal to $5,000,000 (and, if in excess thereof, an integral multiple of $1,000,000) of the outstanding principal amount of the Loans of one Type into a Borrowing or Borrowings of the other Type of Loan; provided that (i) no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans pursuant to such Borrowing to less than $5,000,000, (ii) Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion, (iii) Borrowings of Eurodollar Loans resulting from this Section 1.06 shall be limited in number as provided in Section 1.02, (iv) Eurodollar Loans may only be converted into Base Rate Loans on the last day of the Interest Period applicable thereto, and (v) each such conversion shall be made pro rata among the Loans of each Bank of the Type being converted. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at its Notice Office, prior to 11:00 A.M. (New York time), at least three Business Days’ (or one Business Day’s in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion”) specifying the Loans to be so converted, the Type of Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Bank prompt notice of any such proposed conversion affecting any of its Loans.

          1.07 Pro Rata Borrowings. All Borrowings of Loans under this Agreement shall be incurred by the Borrower from the Banks pro rata on the basis of such Banks’ Commitments. It is understood that no Bank shall be responsible for any default by any other Bank in its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Bank to fulfill its commitments hereunder.

          1.08 Interest. (a) The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Base Rate Loan and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06, at a rate per annum which shall at all times be the Applicable Margin then in effect for Base Rate Loans plus the Base Rate in effect from time to time.

          (b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Eurodollar Loan or (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Sections 1.06, 1.09 or 1.10(b), as applicable, at a rate per annum which shall at all times be the Applicable Margin then in effect for Eurodollar Loans plus the relevant Eurodollar Rate for the Interest Period applicable to such Eurodollar Loan.

          (c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall bear interest at a rate per annum equal to the Applicable Margin then in effect for Base Rate Loans plus the Base Rate in effect from time to time plus 2%, provided that overdue principal in respect of Eurodollar Loans shall bear interest until the end of the Interest Period applicable to such Eurodollar Loans at a rate per annum equal to 2% in excess of the rate otherwise applicable to such Eurodollar Loans.

          (d) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each calendar quarter, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period of six months, on the date occurring three months after the first day of such Interest Period and (iii) in respect of each Loan, on any conversion or prepayment (on the amount so converted or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

          (e) All computations of interest hereunder shall be made in accordance with Section 11.07(b).

          (f) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify the Borrower and the Banks thereof.

          1.09 Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 11:00 A.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, it shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period to be applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one week period or a one, two, three or six month period. Notwithstanding anything to the contrary contained above:

     (i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

     (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

     (iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

     (iv) no Interest Period may be elected if it would extend beyond the Maturity Date; and

     (v) no Interest Period may be elected at any time when a Default or Event of Default is then in existence.

If upon the expiration of any Interest Period, the Borrower has failed, or is not permitted, to elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

          1.10 Increased Costs, Illegality, etc. (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Bank shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

     (i) on any date for determining the Eurodollar Rate for any Interest Period, that, by reason of any changes arising after the Effective Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

     (ii) at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of (x) any change since the Effective Date in any applicable law, governmental rule, regulation, guideline, order or request (whether or not having the force of law), or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline, order or request (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate) and/or (y) other circumstances affecting the interbank Eurodollar market or the position of such Bank in such market; or

     (iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Bank in good faith with any change since the Effective Date in any law, governmental rule, regulation, guideline or order, or the interpretation or application thereof, or would conflict with any thereof not having the force of law but with which such Bank customarily complies, or has become impracticable as a result of a contingency occurring after the Effective Date which materially adversely affects the interbank Eurodollar market;

then, and in any such event, such Bank (or the Administrative Agent in the case of clause (i) above) shall (x) on such date and (y) within 10 Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination and the reason therefor (which notice the Administrative Agent shall promptly transmit to each of the other Banks). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred shall be deemed rescinded by the Borrower or, in the case of a Notice of Borrowing, shall, at the option of the Borrower, be deemed converted into a Notice of Borrowing for Base Rate Loans to be made on the date of Borrowing contained in such Notice of Borrowing, (y) in the case of clause (ii) above, the Borrower shall pay to such Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank shall determine in good faith) as shall be required to compensate such Bank for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Bank, showing the basis for the calculation thereof, which basis shall be reasonable and consistently applied, submitted to the Borrower by such Bank shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

          (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii) the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Bank (or on the next Business Day if the Borrower received such notice after 3:00 p.m. (New York time)) pursuant to Section 1.10(a)(ii) or (iii), cancel said Borrowing, convert the related Notice of Borrowing into one requesting a Borrowing of Base Rate Loans or require the affected Bank to make its requested Loan as a Base Rate Loan, or (ii) if the affected Eurodollar Loan is then outstanding, upon at least one Business Day’s notice to the Administrative Agent, require the affected Bank to convert each such affected Eurodollar Loan into a Base Rate Loan, provided that if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 1.10(b).

          (c) If any Bank shall have determined in good faith that after the Effective Date the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by such Bank or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, in each case made subsequent to the Effective Date, has or would have the effect of reducing the rate of return on such Bank’s or its parent corporation’s capital or assets as a consequence of such Bank’s commitments or obligations hereunder to a level below that which such Bank or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Bank’s or its parent corporation’s policies with respect to capital adequacy), then from time to time, upon demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or its parent corporation for such reduction. Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth the basis of the calculation of such additional amounts, which basis must be reasonable and consistently applied, although the failure to give any such notice shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 1.10(c) upon the subsequent receipt of such notice.

          1.11 Compensation. The Borrower shall compensate each Bank, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans but excluding any loss of anticipated profit with respect to such Loans) which such Bank may sustain: (i) if for any reason (other than a default by such Bank or the Administrative Agent) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any repayment, prepayment or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv)

as a consequence of (x) any other failure by the Borrower to repay its Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 1.10(b).

          1.12 Change of Lending Office. Each Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii) or 3.04 with respect to such Bank, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that, in the opinion of such Bank, such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Bank provided in Section 1.10 or 3.04.

          SECTION 1A. Letters of Credit.

          1A.01 Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, the Borrower may request the Issuing Bank, at any time and from time to time after the Effective Date and prior to the date which is 30 days prior to the Maturity Date, to issue on behalf of the Banks, for the account of the Borrower and in support of, on a standby basis, Letter of Credit Supportable Obligations and, subject to and upon the terms and conditions set forth herein, the Issuing Bank agrees to issue at any time and from time to time after the Effective Date and prior to the date which is 30 days prior to the Maturity Date, one or more irrevocable standby letters of credit in such form as may be approved by the Issuing Bank (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”). Notwithstanding the foregoing, the Issuing Bank shall be under no obligation to issue any Letter of Credit if at the time of such issuance:

     (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Bank from issuing such Letter of Credit or any requirement of law applicable to such Issuing Bank or any Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank or any Bank shall prohibit, or request that the Issuing Bank or any Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank or any Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Bank or any Bank is not otherwise compensated) not in effect on the Effective Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to the Issuing Bank or any Bank as of the Effective Date;

     (ii) the conditions precedent set forth in Section 4.02 are not satisfied at that time; or

     (iii) the Issuing Bank shall have received notice from the Borrower or the Required Banks prior to the issuance of such Letter of Credit of the type described in clause (v) of Section 1A.01(b).

In the case of clauses (i), (ii) or (iii), the Issuing Bank shall use commercially reasonable efforts to provide notice of any such event to the Borrower and to the Administrative Agent; provided that the failure to provide any such notice shall not affect the obligation of the Issuing Bank to issue any Letter of Credit.

          (b) Notwithstanding anything to the contrary contained in this Section 1A.01 or elsewhere in this Agreement (i) no Letter of Credit shall be issued the Stated Amount of which, when added to (x) the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time and (y) the aggregate principal amount of all Loans then outstanding, would exceed an amount equal to the Total Commitment at such time; (ii) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time, exceeds $20,000,000, (iii) each Letter of Credit shall have an expiry date occurring not later than one year after such Letter of Credit’s date of issuance (but in no event later than five Business Days prior to the Maturity Date); provided that each such Letter of Credit may by its terms automatically renew annually for one additional year unless the Issuing Bank notifies the beneficiary thereof, in accordance with the terms of such Letter of Credit, that such Letter of Credit will not be renewed; (iv) each Letter of Credit shall be denominated in Dollars; and (v) the Issuing Bank will not issue any Letter of Credit after it has received written notice from the Borrower or the Required Banks stating that a Default or an Event of Default exists until such time as the Issuing Bank shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) a waiver of such Default or Event of Default by the Required Banks (or, to the extent provided by Section 11.12, each of the Banks).

          (c) Each Letter of Credit will be issued by the Issuing Bank and each Bank will participate in each Letter of Credit in accordance with Section 1A.04.

          (d) Notwithstanding the foregoing, in the event a Bank Default exists, the Issuing Bank shall not be required to issue any Letter of Credit unless the Issuing Bank has entered into arrangements satisfactory to it and the Borrower (“Section 1A.01(d) Arrangements”) to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Bank or Banks, which may include requiring that the Borrower cash collateralize such Defaulting Bank’s or Banks’ Percentage of the Letter of Credit Outstandings.

          1A.02 Letter of Credit Requests. (a) Whenever the Borrower desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the Issuing Bank written notice (including by way of facsimile transmission, immediately confirmed in writing by submission of the original of such request by mail to the Issuing Bank) thereof prior to 11:00 A.M. (New York time) at least five Business Days (or such shorter period as may be acceptable to the Issuing Bank) prior to the proposed date of issuance (which shall be a Business Day), which written notice shall be in the form of Exhibit C (each, a “Letter of Credit Request”). Each Letter of Credit Request shall include any other documents as the Issuing Bank customarily requires in connection therewith.

          (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that such Letter of Credit may be issued in accordance with, and it will not violate the requirements of, Section 1A.01(a) or (b).

          (c) Upon its issuance of, or amendment to, any Letter of Credit, the Issuing Bank shall promptly notify the Borrower and the Banks of such issuance or amendment, which notice shall include a summary description of the Letter of Credit actually issued and any amendments thereto.

          1A.03 Agreement to Repay Letter of Credit Drawings. (a) The Borrower agrees to reimburse the Issuing Bank, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by the Issuing Bank under any Letter of Credit which has been issued for Borrower’s account (each such amount so paid or disbursed until reimbursed, an “Unpaid Drawing”) no later than one Business Day following the date of such payment or disbursement, with interest on the amount so paid or disbursed by the Issuing Bank, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date the Issuing Bank is reimbursed therefor at a rate per annum which shall be the Base Rate plus the Applicable Margin for Loans maintained as Base Rate Loans as in effect from time to time (or, if the Total Commitment has been terminated and all Loans have been repaid, the Applicable Margin that would have been in effect for Loans maintained as Base Rate Loans) (plus an additional 2% per annum, payable on demand, if not reimbursed by the third Business Day after the date of such payment or disbursement).

          (b) The Borrower’s obligations under this Section 1A.03 to reimburse the Issuing Bank with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Bank or any Bank, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that the Borrower shall not be obligated to reimburse the Issuing Bank for any wrongful payment made by the Issuing Bank under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision).

          1A.04 Letter of Credit Participations. (a) Immediately upon the issuance by the Issuing Bank of any Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each other Bank, and each such Bank (each, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse, representation or warranty, an undivided interest and participation, to the extent of such Participant’s Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto (although the Letter of Credit Fee shall be payable directly to the Administrative Agent for the account of the Banks as provided in Section 2.01(b) and the Participants shall have no right to receive any portion of any Fronting Fees) and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments pursuant to Section 11.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 1A.04 to reflect the new Percentages of the Banks.

          (b) In determining whether to pay under any Letter of Credit, the Issuing Bank shall not have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct as determined by a final judgment issued by a court of competent jurisdiction shall not create for the Issuing Bank any resulting liability.

          (c) In the event that the Issuing Bank makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the Issuing Bank pursuant to Section 1A.03(a), the Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank, the amount of such Participant’s Percentage of such payment in Dollars and in same day funds; provided, however, that no Participant shall be obligated to pay to the Administrative Agent its Percentage of such unreimbursed amount for any wrongful payment made by the Issuing Bank under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Issuing Bank as determined by a final judgment issued by a court of competent jurisdiction. If the Administrative Agent so notifies any Participant required to fund an Unpaid Drawing under a Letter of Credit prior to 1:00 P.M. (New York time) on any Business Day, such Participant shall make available to the Administrative Agent for the account of the Issuing Bank such Participant’s Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Percentage of the amount of such Unpaid Drawing available to the Administrative Agent for the account of the Issuing Bank, such Participant agrees to pay to the Administrative Agent for the account of the Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Issuing Bank at the overnight Federal Funds Effective Rate. The failure of any Participant to make available to the Administrative Agent for the account of the Issuing Bank its Percentage of any Unpaid Drawing under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Issuing Bank its Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of the Issuing Bank such other Participant’s Percentage of any such payment.

          (d) Whenever the Issuing Bank receives a payment of a reimbursement obligation (including interest on Unpaid Drawings) as to which the Administrative Agent has received for the account of the Issuing Bank any payments from any Participant pursuant to clause (c) above, the Issuing Bank shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Participant which has paid its Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s Percentage of the amount of the payment of such reimbursement obligation, including interest paid thereon to the extent accruing after the purchase of the respective participations.

          (e) The obligations of the Participants to make payments to the Administrative Agent for the account of the Issuing Bank with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever (provided that no Participant shall be required to make payments resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a final judgment issued by a court of competent jurisdiction) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

     (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

     (ii) the existence of any claim, set-off, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Bank or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

     (iii) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

     (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

     (v) the occurrence of any Default or Event of Default.

          (f) To the extent the Issuing Bank is not indemnified by the Borrower, the Participants will reimburse and indemnify the Issuing Bank, in proportion to their respective Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Issuing Bank in performing its respective duties in any way relating to or arising out of its issuance of Letters of Credit; provided that no Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank’s gross negligence or willful misconduct as determined by a final judgment issued by a court of competent jurisdiction.

          1A.05 Increased Costs. If after the Effective Date, the adoption or effectiveness of any applicable law, rule or regulation, order, guideline or request or any change therein after the Effective Date, or any change adopted or effective after the Effective Date in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Issuing Bank or any Bank with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by or participated in by the Issuing Bank or such Bank, or (ii) impose on the Issuing Bank or such Bank any other conditions directly or indirectly affecting this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to the Issuing Bank or such Bank of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Issuing Bank or such Bank hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon written demand to the Borrower by the Issuing Bank or such Bank (with a copy to the Administrative Agent), the Borrower agrees to pay to the Issuing Bank or such Bank additional amount or amounts as will compensate the Issuing Bank or such for Bank such increased cost or reduction. A certificate submitted to the Borrower by the Issuing Bank or such Bank (with a copy to the Administrative Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Issuing Bank or as aforesaid shall be final and conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 1A.04 upon subsequent receipt of such certificate.

          1A.06 Letter of Credit Expiration Extensions. Each Bank acknowledges that to the extent provided under the terms of any Letter of Credit, the expiration date of such Letter of Credit will be automatically extended for an additional year, without written amendment, unless at least 30 days prior to the expiration date of such Letter of Credit, notice is given by the Issuing Bank to the beneficiary of such Letter of Credit in accordance with the terms of the respective Letter of Credit (a “Notice of Non-Extension”) that the expiration date of such Letter of Credit will not be extended beyond its current expiration date. The Issuing Bank will give Notices of Non-Extension as to any or all outstanding Letters of Credit if requested to do so by the Required Banks pursuant to Section 8. The Issuing Bank will give Notices of Non-Extension as to all outstanding Letters of Credit if the Maturity Date has occurred or would occur prior to the expiration date of such Letter of Credit if so extended. The Issuing Bank will send a copy of each Notice of Non-Extension to the Borrower concurrently with delivery thereof to the respective beneficiary, unless prohibited by law from doing so.

          1A.07 Changes to Stated Amount. At any time when any Letter of Credit is outstanding, at the request of the Borrower, the Issuing Bank will enter into an amendment increasing or reducing the Stated Amount of such Letter of Credit, provided that (i) in no event shall the Stated Amount of such Letter of Credit be increased to an amount which, when added to (x) the Letter of Credit Outstandings at such time and (y) the aggregate principal amount of all Loans then outstanding, would exceed an amount equal to the Total Commitment, (ii) in no event shall the Stated Amount of such Letter of Credit be increased to an amount which, when added to the Letter of Credit Outstandings at such time, equals $20,000,000, (iii) the Stated Amount of a Letter of Credit may not be increased at any time if the conditions precedent set forth in Section 4.02 are not satisfied at such time, and (iv) the Stated Amount of a Letter of Credit may not be increased at any time after the date which is 30 days prior to the Maturity Date.

          SECTION 2. Fees; Commitments.

          2.01 Fees. (a) The Borrower agrees to pay the Administrative Agent a commitment fee (the “Commitment Fee”) for the account of each Bank for the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date the Total Commitment has been terminated (the “Termination Date”), computed at a per annum rate equal to the Applicable Commitment Fee Percentage from time to time on the daily average Unutilized Commitment of such Bank. Accrued Commitment Fees shall be due and payable in arrears on the last Business Day of each March, June, September and December and on the Termination Date.

          (b) The Borrower agrees to pay to the Administrative Agent for pro rata distribution to each Non-Defaulting Bank (based on their respective Percentages), a fee in respect of each Letter of Credit issued for the account of the Borrower (the “Letter of Credit Fee”) computed at a rate per annum equal to the Applicable Margin then in effect for Loans maintained as Eurodollar Loans (or, if the Total Commitment has been terminated and all Loans have been repaid, the Applicable Margin that would have been in effect for Loans maintained as Eurodollar Loans), on the daily Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, the Termination Date and upon the first day on or after the Termination Date upon which no Letters of Credit remain outstanding.

          (c) The Borrower agrees to pay directly to the Issuing Bank upon each issuance of and/or amendment of, a Letter of Credit issued for the account of the Borrower such amount as shall at the time of such issuance or amendment be the administrative charge which the Issuing Bank is customarily charging for issuances of, or amendments of, letters of credit issued by it.

          (d) The Borrower shall pay directly to each Issuing Bank, for its own account, such fronting fees as have been, or are from time to time, separately agreed upon with each such Issuing Bank.

          (e) The Borrower shall pay to the Administrative Agent, for the account of the Administrative Agent, when and as due, such fees as have been, or are from time to time, separately agreed upon with the Administrative Agent.

          (f) All computations of Fees shall be made in accordance with Section 11.07(b).

          2.02 Voluntary Reduction of Commitments. Upon at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) given by the Borrower to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Banks), the Borrower shall have the right, without premium or penalty, to terminate or partially reduce the Total Unutilized Commitment, provided that (x) any such partial reduction shall apply to proportionately and permanently reduce the Total Unutilized Commitment, and (y) any partial reduction pursuant to this Section 2.02 shall be in integral multiples of $5,000,000.

          2.03 Mandatory Reduction of Commitments. (a) The Total Commitment (and the Commitment of each Bank) shall be terminated at 5:00 p.m. (New York time) on the Expiration Date unless the Effective Date has occurred on or before such date.

          (b) Unless previously terminated pursuant to Section 2.03(a) above, the Total Commitment shall terminate on the Maturity Date.

          SECTION 3. Payments.

          3.01 Voluntary Prepayments. The Borrower shall have the right to prepay Loans, without premium or penalty (except for amounts payable pursuant to Section 1.11), in whole or in part, from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent at its Notice Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be received by the Administrative Agent (x) in the case of Base Rate Loans, no later than 11:00 A.M. (New York time) one Business Day prior to the date of such prepayment, or (y) in the case of Eurodollar Loans, three Business Days prior to the date of such prepayment, which notice shall promptly be transmitted by the Administrative Agent to each of the Banks; (ii) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $5,000,000, provided that no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Loans outstanding pursuant to such Borrowing to an amount less than $5,000,000; and (iii) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans.

          3.02 Mandatory Repayments. (a) On any day on which the sum of the aggregate outstanding principal amount of the Loans plus the aggregate Letter of Credit Outstandings exceeds the Total Commitment as then in effect, the Borrower shall prepay principal of Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Loans, as set forth above, the Letter of Credit Outstandings exceeds the Total Commitment, the Borrower shall pay to the Administrative Agent at the Payment Office on such date an amount of cash and/or cash equivalents equal to the amount of such excess, such cash and/or cash equivalents to be held as security for all obligations of the Borrower to the Banks hereunder in a cash collateral account to be established by the Administrative Agent on terms reasonably satisfactory to the Administrative Agent.

          (b) With respect to each repayment of Loans required by this Section 3.02, the Borrower may designate the Types of Loans which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made, provided that: (i) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than $5,000,000 such Borrowing shall be converted immediately into a Borrowing of Base Rate Loans and (ii) each repayment of Loans made pursuant to the same Borrowing shall be applied pro rata among the Banks which made such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

          3.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and the Notes shall be made to the Administrative Agent for the ratable account of the Banks entitled thereto, not later than 11:00 A.M. (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Payment Office, it being understood that written, telex or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Any payments under this Agreement which are made later than 11:00 A.M. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

          3.04 Net Payments. (a) All payments made by the Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 3.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Bank, or franchise taxes imposed in lieu of taxes imposed on or measured by net income or net profits of a Bank, pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Bank is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively, as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income or net profits of such Bank, and franchise taxes imposed in lieu of taxes imposed on or measured by net income or net profits of a Bank, pursuant to the laws of the jurisdiction in which such Bank is organized or in which the principal office or applicable lending office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Bank is organized or in which the principal office or applicable lending office of such Bank is located and for any withholding of taxes as such Bank shall determine are payable by, or withheld from, such Bank, in respect of such amounts so paid to or on behalf of such Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Bank pursuant to this sentence. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Bank, and reimburse such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by such Bank.

          (b) Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date, or in the case of a Bank that is an assignee or transferee of an interest under this Agreement pursuant to Section 11.04(b) (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Bank, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Bank’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 3.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Bank’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Bank agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 3.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Bank shall not be required to deliver any such Form or Certificate pursuant to this Section 3.04(b). Notwithstanding anything to the contrary contained in Section 3.04(a), but subject to Section 11.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Bank has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 3.04(a) hereof to gross-up payments to be made to a Bank in respect of income or similar taxes imposed by the United States if (I) such Bank has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 3.04(b) or (II) in the case of a payment, other than interest, to a Bank described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the con-

trary contained in the preceding sentence or elsewhere in this Section 3.04 and except as set forth in Section 11.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Bank in the manner set forth in Section 3.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such income or similar taxes.

          SECTION 4. Conditions Precedent.

          4.01 Conditions Precedent to the Effective Date. The occurrence of the Effective Date and the obligation of the Banks to make Loans to the Borrower and the obligation of the Issuing Bank to issue Letters of Credit hereunder on the Effective Date is subject to the satisfaction of each of the following conditions at such time:

          (a) Effectiveness; Notes. On or prior to the Effective Date (i) this Agreement shall have been executed and delivered as provided in Section 11.10 and (ii) there shall have been delivered to the Administrative Agent for the account of each Bank the appropriate Note or Notes executed by the Borrower in the amount, maturity and as otherwise provided herein.

          (b) Opinions of Counsel. On the Effective Date, the Administrative Agent shall have received an opinion, or opinions, in form and substance reasonably satisfactory to the Administrative Agent, addressed to each of the Banks and dated the Effective Date, from Joseph Haggerty, Esq., counsel to the Borrower, which opinion shall cover the matters contained in Exhibit E hereto.

          (c) Officer’s Certificate; Corporate Proceedings. (i) On the Effective Date, the Banks shall have received from the Borrower (A) an Officer’s Certificate, dated the Effective Date and signed by the President or any Vice President of the Borrower, in the form of Exhibit F-1 hereto with appropriate insertions and (B) a Secretary’s Certificate, dated the Effective Date and signed by the Secretary or any Assistant Secretary of the Borrower, in the form of Exhibit F-2 hereto with appropriate insertions, together with (x) copies of the Certificate of Incorporation and By-Laws or other organizational documents of the Borrower and (y) the resolutions of the Borrower and the other documents referred to in such certificate, and the foregoing shall be reasonably satisfactory to the Administrative Agent.

          (ii) All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including certificates of existence or good standing certificates, as applicable, and any other records of corporate proceedings and governmental approvals, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

          (d) Existing Credit Agreement. On the Effective Date and concurrently with the making of the initial Loans hereunder, all commitments under the Existing Credit Agreement shall have been terminated, and all principal, interest, fees and other amounts thereunder shall have been paid in full in each case to the satisfaction of the Administrative Agent.

          (e) Adverse Change, etc. On the Effective Date, nothing shall have occurred (and the Banks shall have become aware of no facts or conditions not previously known or disclosed on any Annex hereto), which, when taken as a whole, the Administrative Agent shall reasonably determine (A) has, or is reasonably likely to have, a material adverse effect on the rights or remedies of the Banks or the Administrative Agent under this Agreement or any other Credit Document, or on the ability of the Borrower to perform its obligations to them, or (B) has or is reasonably likely to have a Material Adverse Effect.

          (f) Litigation. No actions, suits or proceedings shall be pending or, to the knowledge of the Borrower, threatened against the Borrower (i) with respect to this Agreement or any other Credit Document or the transactions contemplated hereby or thereby or (ii) which either the Administrative Agent or the Required Banks shall in good faith determine has, or is reasonably likely to have, (x) a Material Adverse Effect or (y) a material adverse effect on the rights or remedies of the Banks or the Administrative Agent hereunder or under any other Credit Document or on the ability of the Borrower to perform its obligations to them hereunder or under any other Credit Documents.

          (g) Approvals, etc. On the Effective Date the following approvals shall have been obtained to the satisfaction of the Banks:

     (i) all necessary and material governmental and third party approvals, permits and licenses in connection with this Agreement and the transactions contemplated by the Credit Documents and otherwise referred to herein or therein, to the extent such approvals, consents, permits and licenses are required to be obtained or made prior to the Effective Date, shall have been obtained and remain in full force and effect, and all applicable waiting periods shall have expired, in each case without any action being taken by any competent authority (including any court having jurisdiction) which imposes, in the reasonable judgment of the Required Banks or the Administrative Agent, materially adverse conditions upon the consummation of any such agreement or transaction; and

     (ii) any necessary shareholder approvals in connection with the Indebtedness to be incurred pursuant to this Agreement shall have been obtained and remain in full force and effect.

          (h) Financial Statements; Projections. Prior to the Effective Date, the Borrower shall have delivered or caused to be delivered to the Administrative Agent with copies for each Bank:

     (i) the audited consolidated and consolidating balance sheets of the Borrower as of December 31, 2002, the related consolidated and consolidating statements of income, and the related consolidated statements of stockholder’s equity and of cash flows for the fiscal year then ended, in each case prepared in accordance with GAAP;

     (ii) the audited Annual Statement of each Regulated Insurance Company (other than American Vanguard Life Insurance Company) for the fiscal year ended December 31, 2002, prepared in accordance with SAP and as filed with the Applicable Insurance Regulatory Authority;

     (iii) the unaudited consolidated and consolidating balance sheets of the Borrower as of September 30, 2003, the related consolidated and consolidating statements of income, and the related consolidated statements of stockholder’s equity and of cash flows for the fiscal quarter then ended, in each case prepared in accordance with GAAP; and

     (iv) the Quarterly Statement of each Regulated Insurance Company for the fiscal quarter ended September 30, 2003.

          (i) Payment of Fees. On the Effective Date, all costs, fees and expenses (including, without limitation, legal fees and expenses), and all other compensation contemplated by this Agreement or the other Credit Documents, due to the Administrative Agent or any Banks shall have been paid to the extent due.

          4.02 Conditions Precedent to All Loans. The obligation of each Bank to make each Loan and of the Issuing Bank to issue each Letter of Credit (including, without limitation, Loans made and Letters of Credit issued on the Effective Date) is subject, at the time of the making of each such Loan and issuance of each such Letter of Credit, to the satisfaction of the following conditions:

          (a) No Default; Representations and Warranties. At the time of the making of each such Loan and the issuance of each such Letter of Credit and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of the making of such Loan and the issuance of such Letter of Credit (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

          (b) Notice of Borrowing. Prior to the making of each Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03(a).

          The occurrence of the Effective Date shall constitute a respresentation and warranty by the Borrower to the Administrative Agent and each of the Banks that all the conditions specified in this Section 4 and applicable to the Effective Date exist as of that time (except to the extent that any of the conditions specified in this Section 4 are required to be satisfactory to, or determined by, any Bank, the Required Banks and/or the Administrative Agent or otherwise expressly calls for a subjective determination to be made by any Bank, the Required

Banks and/or the Administrative Agent). Thereafter, the incurrence of each Loan and/or the issuance of such Letter of Credit and acceptance of the proceeds of each such Loan shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Banks that the conditions specified in Section 4.02(a) exist as of the making of each such Loan and/or the issuance of each such Letter of Credit (except to the extent that any of the conditions specified in this Section 4 are required to be satisfactory to, or determined by any Bank, the Required Banks and/or the Administrative Agent or otherwise expressly calls for a subjective determination to be made by any Bank, the Required Banks and/or the Administrative Agent). All of the Notes, certificates, legal opinions and other documents and papers referred to in this Section 4, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Banks and, except for the Notes, in sufficient counterparts or copies for each of the Banks and shall be in form and substance reasonably satisfactory to the Administrative Agent.

          SECTION 5. Representations, Warranties and Agreements. In order to induce the Banks to enter into this Agreement and to make the Loans provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Banks, all of which shall survive the execution and delivery of this Agreement and the making of the Loans (with the making of each Loan being deemed to constitute a representation and warranty that the matters specified in this Section 5 are true and correct in all material respects on and as of the date of the making of such Loan unless such representation and warranty expressly indicates that it is being made as of any specific date in which case such representation and warranty shall be true and correct in all material respects only as of such specified date):

          5.01 Corporate Status. The Borrower and each of its Material Subsidiaries (i) is a duly organized and validly existing corporation or business trust or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has been duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, and, in each case, where the failure to be so organized, existing, qualified, authorized or in good standing would have a Material Adverse Effect.

          5.02 Corporate Power and Authority. The Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. The Borrower has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

          5.03 No Contravention of Laws, Agreements or Organizational Documents. Neither the execution, delivery and performance by the Borrower of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other material instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the Certificate of Incorporation or By-Laws of the Borrower or any of its Subsidiaries.

          5.04 Litigation and Contingent Liabilities. There are no actions, suits or proceedings pending or threatened in writing involving the Borrower or any of its Subsidiaries (including, without limitation, with respect to this Agreement or any documentation executed in connection herewith) (i) that have or would reasonably be expected to have a Material Adverse Effect or (ii) that could reasonably be expected to have a material adverse effect on the rights or remedies of the Banks or the Administrative Agent or on the ability of the Borrower to perform its respective obligations to the Banks or the Administrative Agent hereunder and under the other Credit Documents to which it is, or will be, a party.

          5.05 Use of Proceeds; Margin Regulations. (a) The proceeds of the Loans incurred on the Effective Date shall be utilized to repay all obligations existing under the Existing Credit Agreement and all fees, interest and other amounts payable thereunder in their entirety.

          (b) After compliance with clause (a) above, the proceeds of the Loans incurred on the Effective Date and thereafter shall be utilized for general corporate purposes.

          (c) Neither the making of any Loan hereunder or other Indebtedness or financing of the Borrower, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System and no part of the proceeds of any Loan or other Indebtedness or financing of the Borrower will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.

          5.06 Approvals. Any order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, which is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document, has been obtained.

          5.07 Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

          5.08 Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          5.09 True and Complete Disclosure; Projections and Assumptions. All factual information (taken as a whole) heretofore or contemporaneously furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or any Bank (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other factual information (taken as a whole with all other such information theretofore or contemporaneously furnished) hereafter furnished by any such Persons in writing to the Administrative Agent will be, true and accurate in all material respects on the date as of which such information is dated and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole with all other such information theretofore or contemporaneously furnished) not misleading at such time in light of the circumstances under which such information was provided. The projections contained in such materials are based on good faith estimates and assumptions believed by the Borrower to be reasonable and attainable at the time made, it being recognized by the Banks that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

          5.10 Financial Condition; Financial Statements. (a) The financial statements delivered to the Administrative Agent pursuant to Section 4.01(h) present fairly in all material respects the financial position of the respective Persons referred to in such Sections at the dates of said statements and the results of operations for the periods covered thereby. All such financial statements have been prepared in accordance with SAP or GAAP, as indicated in Section 4.01(h), consistently applied except to the extent provided in the notes to said financial statements.

          (b) Since December 31, 2002, nothing has occurred which, when taken as a whole, has or is reasonably likely to have a Material Adverse Effect.

          (c) As of the Effective Date, American Vanguard Life Insurance Company is not required by the Applicable Insurance Regulatory Authority in the State of Iowa and under relevant Iowa statutes and regulations to file audited Annual Statements with the Applicable Insurance Regulatory Authority.

          5.11 Tax Returns and Payments. The Borrower and its Subsidiaries have filed or have obtained valid extensions with respect to all material income and other material tax returns which are required to be filed and have paid, on or before the due dates thereof, all taxes shown to be due and payable on said returns or on any assessments made against them or their property and all other material taxes, assessments, fees or other charges imposed on them or any of their property by any Governmental Authority (other than (x) those not yet due and payable and (y) those contested in good faith and for which adequate reserves have been established), and there are no waivers or agreements for the extension of time for the assessment of any tax other than those not reasonably likely to have a Material Adverse Effect. No tax Liens have been filed and no claims are pending or, to the best knowledge of the Borrower, proposed or threatened with respect to any such taxes, fees or other charges for any fiscal period, which are reasonably likely to have a Material Adverse Effect.

          5.12 Compliance with ERISA. (a) Annex II sets forth each Plan in effect on the Effective Date which is intended to be qualified under Section 401(a) of the Code; each Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code and/or, in the case of a Plan amendment, has timely filed or will timely file a request for such a determination letter; no Reportable Event has occurred; no Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is, to the knowledge of the Borrower, insolvent or in reorganization; no defined benefit Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an Unfunded Current Liability; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan have been timely made except to the extent of any such contribution which, if not timely made, would not result in a material liability to the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate; neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has incurred any liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204, or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a risk to the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted by the PBGC to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA in a distress termination; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits or relating to qualified domestic relations orders) is pending, expected or, to the knowledge of the Borrower, threatened; neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has incurred any liability as a result of any group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) other than a multiemployer plan described in Section 3(37) of ERISA which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate having not been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan; the Borrower and its Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any liability; and neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has ever maintained or contributed to (or had an obligation to contribute to) any Foreign Pension Plans; provided that the provisions of this Section 5.12 shall not be deemed to be untrue based on circumstances which would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect.

          5.13 Material Subsidiaries. (a) Annex III hereto lists each Material Subsidiary of the Borrower as of the Effective Date (and the direct and indirect ownership interest of the Borrower therein) and also identifies the owner or owners thereof as of such date.

          (b) There are no restrictions on the Borrower or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from any Subsidiary of the Borrower to the Borrower, other than (i) prohibitions or restrictions existing under or by reason of this Agreement or the other Credit Documents, (ii) prohibitions or restrictions existing under or by reason of Legal Requirements, and (iii) other prohibitions or restrictions which, either individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Borrower’s ability to perform its obligations under the Credit Documents.

          5.14 Intellectual Property, etc. The Borrower and each of its Material Subsidiaries have obtained all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from unduly burdensome restrictions, that are necessary for the operation of their respective businesses as presently conducted and as proposed to be conducted.

          5.15 Capitalization. As of the Effective Date, the authorized capital stock of the Borrower consists of (i) 230,000,000 shares of common stock, no par value per share, 39,194,602 of which are issued and outstanding, and (ii) 20,000,000 shares of preferred stock, no par value per share, none of which is issued and outstanding. As of the Effective Date, all such outstanding shares of the Borrower have been duly and validly issued and are fully paid and nonassessable. As of the Effective Date, neither the Borrower nor any of its Material Subsidiaries has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock except for options, warrants and grants outstanding in the aggregate amounts set forth on Annex IV.

          5.16 Indebtedness. Annex V sets forth a true and complete list of all items of Indebtedness for borrowed money of the Borrower and its Material Subsidiaries as of the Effective Date the aggregate principal amount of which equals or exceeds $5,000,000, in each case showing the aggregate principal amount thereof, the name of the lender in respect thereof and the name of the respective borrower and any other entity which has directly or indirectly guaranteed such Indebtedness.

          5.17 Compliance with Statutes, etc. The Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, and has filed or otherwise provided all material reports, data, registrations, filings, applications and other information required to be filed with or otherwise provided to, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable environmental laws), except such failure(s) to comply or file as would not, in the aggregate, have a Material Adverse Effect. All required regulatory approvals are in full force and effect on the date hereof, except where the failure of such approvals to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          5.18 Insurance Licenses. Each Regulated Insurance Company has obtained and maintains in full force and effect all licenses and permits from all regulatory authorities necessary to operate in the jurisdictions in which such Regulated Insurance Company operates, in each case other than such licenses and permits the failure to obtain or maintain which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect. Annex VI sets forth a true, correct and complete list, as of the Effective Date, of each of the jurisdictions in which each Material Regulated Insurance Company is duly licensed and in good standing to write insurance, that each Material Regulated Insurance Company is authorized to write in such jurisdictions.

          5.19 Insurance Business. All insurance policies issued by any Regulated Insurance Company are, to the extent required under Applicable Law, on forms approved by the insurance regulatory authorities of the jurisdiction where issued or have been filed with and not objected to by such authorities within the period provided for objection, except for those forms with respect to which a failure to obtain such approval or make such a filing without it being objected to, would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          5.20 Reinsurance. As of the Effective Date, the reinsurance agreements described in Annex VII are the only material contracts regarding reinsurance, coinsurance, excess insurance, ceding of insurance (other than insurance ceded on an assumption reinsurance basis), assumption of insurance or indemnification with respect to insurance (“Reinsurance”) to which any Regulated Insurance Company is a party and which was entered into after December 31, 2002.

          SECTION 6. Affirmative Covenants. The Borrower hereby covenants and agrees that on the Effective Date and thereafter, for so long as this Agreement is in effect and until the Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

          6.01 Information Covenants. The Borrower will furnish to each Bank:

          (a) Annual Financial Statements. (i) As soon as available and in any event within 95 days after the close of each fiscal year of the Borrower, (x) the consolidated balance sheet of the Borrower, in each case, as at the end of such fiscal year and the related consolidated statements of income, of stockholders’ equity and of cash flows for such fiscal year and (y) the consolidating balance sheet of the Borrower as at the end of the fiscal year and the related consolidating statement of income for such fiscal year; in each case prepared in accordance with GAAP and, in the case of such consolidated statements setting forth comparative figures for the preceding fiscal year, and examined by independent certified public accountants of recognized national standing whose report shall not be qualified as to the scope of audit or as to the status of the Borrower and its Material Subsidiaries as a going concern.

          (ii) As soon as available and in any event within 120 days after the close of each fiscal year of each Material Regulated Insurance Company, the Annual Statement (prepared in accordance with SAP) for such fiscal year of such Material Regulated Insurance Company, as filed with the Applicable Insurance Regulatory Authority in compliance with the requirements thereof (or a report containing equivalent information for any Material Regulated Insurance Company not so required to file the foregoing with the Applicable Insurance Regulatory Authority) together with the opinion thereon of the Chief Financial Officer or other Authorized Officer of such Material Regulated Insurance Company stating that such Annual Statement presents fairly in all material respects the financial condition and results of operations of such Material Regulated Insurance Company in accordance with SAP.

          (iii) As soon as available and in any event within 120 days after the close of each fiscal year of the Borrower, a copy of the “Statement of Actuarial Opinion” and “Management Discussion and Analysis” for each Material Regulated Insurance Company (prepared in accordance with SAP) for such fiscal year and as filed with the Applicable Regulatory Insurance Authority in compliance with the requirements thereof (or a report containing equivalent information for any Material Regulated Insurance Company not so required to file the foregoing with the Applicable Regulatory Insurance Authority).

          (b) Quarterly Financial Statements. (i) As soon as available and in any event within 50 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, (x) the consolidated balance sheet of the Borrower, each as at the end of such fiscal quarter and the related consolidated statements of income, of stockholder’s equity and of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period and (y) the consolidating balance sheet of the Borrower as at the end of such fiscal quarter and the related consolidating statement of income for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period; and, in the case of such consolidated statements setting forth comparative figures for the related periods in the prior fiscal year, and all of which shall be prepared in accordance with GAAP and certified by the Chief Financial Officer or other Authorized Officer of the Borrower, as the case may be, subject to changes resulting from normal year-end audit adjustments.

          (ii) As soon as available and in any event within 50 days after the close of each of the first three quarterly accounting periods in each fiscal year of each Material Regulated Insurance Company, the Quarterly Statement (prepared in accordance with SAP) for such fiscal period of such Material Regulated Insurance Company, as filed with the Applicable Insurance Regulatory Authority together with the opinion thereon of the Chief Financial Officer or other Authorized Officer of such Material Regulated Insurance Company stating that such financial statements present fairly in all material respects the financial condition and results of operations of such Material Regulated Insurance Company in accordance with SAP.

          (c) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 6.01(a)(i) and (ii) and 6.01(b)(i) and (ii), a certificate of the Chief Financial Officer or other Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 7.10 through 7.13, inclusive, as at the end of such fiscal year or quarter, as the case may be.

          (d) Notice of Default or Litigation. (x) Promptly, and in any event within three Business Days after the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of the occurrence of any event which constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (y) promptly after the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of any outstanding litigation or governmental or regulatory proceeding pending against the Borrower or any of its Subsidiaries which could have a Material Adverse Effect, or a material adverse effect on the ability of the Borrower to perform its obligations hereunder or under any other Credit Document.

          (e) Auditors’ Reports. Promptly upon receipt thereof, a copy of (x) each other report or “management letter” submitted to the Borrower or any of its Subsidiaries by their independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any of its Subsidiaries and (y) each report submitted to the Borrower or any of its Subsidiaries by any independent actuary to the extent that such report, in the good faith opinion of the Borrower, identifies a condition, situation or event that has or is reasonably likely to have a Material Adverse Effect.

          (f) Other Regulatory Statements and Reports. Promptly (A) after their becoming available, copies of any statutory financial statements (including all exhibits and schedules thereto) that the Borrower or any Regulated Insurance Company periodically files with the Applicable Insurance Regulatory Authority of the state in which it is domiciled and, to the extent materially different from the financial statements filed in such state of domicile, any other state in which it is deemed to be commercially domiciled or any governmental agency or agencies substituted therefor, (B) after receipt of a written request by the Administrative Agent or any Bank and after receipt thereof, copies of all regular and periodic reports of reviews or examinations (including, without limitation, triennial examinations and risk adjusted capital reports) of any Regulated Insurance Company, delivered to such Person by any Applicable Insurance Regulatory Authority, insurance commission or similar regulatory authority, (C) after receipt thereof, written notice of any assertion by any Applicable Insurance Regulatory Authority or any governmental agency or agencies substituted therefor, as to a violation of any Legal Requirement by any Regulated Insurance Company which is likely to have a Material Adverse Effect, (D) after receipt of a written request by the Administrative Agent or any Bank and after receipt thereof, a copy of the final report to each Regulated Insurance Company from the NAIC for each fiscal year, as to such Regulated Insurance Company’s compliance or noncompliance with each of the NAIC Tests, (E) after receipt thereof, a copy of any final rating analysis by any rating agency (including, without limitation, A.M. Best) for each Regulated Insurance Company for each fiscal year, (F) after receipt thereof, a copy of any notice of termination, cancellation or recapture of any Reinsurance Agreement or Retrocession Agreement to which a Regulated Insurance Company is a party to the extent such termination or cancellation is likely to have a Material Adverse Effect, (G) and after receipt of a written request by the Administrative Agent or any Bank and within 60 days after the end of the next succeeding quarter after the making of any such filing, copies of all insurance holding company system act filings with governmental authorities by a Regulated Insurance Company, including, without limitation, filings which seek approval of governmental authorities with respect to transactions between any of the Regulated Insurance Companies and any of their respective Affiliates, (H) and in any event within three Business Days after receipt thereof, copies of any notice of actual suspension, termination or revocation of any license of any Material Regulated Insurance Company by any Applicable Insurance Regulatory Authority, including any request by an Applicable Insurance Regulatory Authority which commits a Material Regulated Insurance Company to take or refrain from taking any action or which otherwise affects the authority of such Material Regulated Insurance Company to conduct its business, and (I) and in any event within 20 Business Days after the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of any actual changes in the insurance laws enacted in any state in which any Regulated Insurance Company is domiciled which could have a Material Adverse Effect.

          (g) SEC Filings. (i) Promptly upon transmission thereof, copies of (or, to the extent same is publicly available via the SEC’s “EDGAR” filing system, written notification of the filing of) any material filings and registrations with, and reports to, the SEC by the Borrower or any of its Subsidiaries (other than any registration statement on Form S-8) and copies of all material financial statements, proxy statements, notices and reports as the Borrower or any of its Subsidiaries shall send to analysts generally or the holders of their capital stock or of any public subordinated debt issued by the Borrower in their capacity as such holders (in each case to the extent not theretofore delivered to the Banks pursuant to this Agreement); provided that the Borrower shall be deemed to have complied with this clause (g)(i) by furnishing to the Administrative Agent for distribution to the Banks via the “Intralinks” system any such copies or notices.

          (ii) Within 60 days following the end of the quarter in which any of the following occurs, copies of (or, to the extent same is publicly available via the SEC’s “EDGAR” filing system, written notification of the filing of) any other filings and registrations with, and reports to, the SEC by the Borrower or any of its Subsidiaries (other than any registration statement on Form S-8) and copies of all other financial statements, proxy statements, notices and reports as the Borrower or any of its Subsidiaries shall send to analysts generally or the holders of their capital stock or of any public subordinated debt issued by the Borrower in their capacity as such holders (in each case to the extent not theretofore delivered to the Banks pursuant to this Agreement); provided that the Borrower shall be deemed to have complied with this clause (g)(ii) by furnishing to the Administrative Agent for distribution to the Banks via the “Intralinks” system any such copies or notices..

          (h) Other Information. With reasonable promptness, such other information or existing documents (financial or otherwise) as the Administrative Agent or any Bank may reasonably request from time to time.

          6.02 Books, Records and Inspections. The Borrower will, and will cause each of its Material Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Bank to visit and inspect any of the properties or assets of the Borrower and any of its Material Subsidiaries in whomsoever’s possession (but only to the extent the Borrower or such Material Subsidiary has the right to do so to the extent in the possession of another Person), and to examine the books of account of the Borrower and any of its Material Subsidiaries and discuss the affairs, finances and accounts of the Borrower and of any of its Material Subsidiaries

with, and be advised as to the same by, its and their officers and independent accountants and independent actuaries, if any, all at such reasonable times and intervals, upon reasonable prior notice and to such reasonable extent as the Administrative Agent or any Bank may request.

          6.03 Insurance. The Borrower will, and will cause each of its Material Subsidiaries to, at all times maintain in full force and effect insurance in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice.

          6.04 Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims (other than claims relating to the adjustment or settling, in the ordinary course of business, of claims in respect of insurance policies or reinsurance contracts) which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Material Subsidiaries; provided, that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which (i) is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP, or (ii) if not paid, would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

          6.05 Corporate Franchises. The Borrower will do, and will cause each Material Subsidiary to do, or cause to be done, all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and authority; provided that any transaction permitted by Section 7.02 will not constitute a breach of this Section 6.05.

          6.06 Compliance with Statutes, etc. The Borrower will, and will cause each Material Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls) other than those the non-compliance with which would not have a Material Adverse Effect.

          6.07 ERISA. As soon as possible and, in any event, within 10 Business Days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Banks a certificate of the Chief Financial Officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred; that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or ..68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, in excess of $250,000 has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a defined benefit Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an Unfunded Current Liability in excess of $250,000; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate will or may incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that the Borrower or any Subsidiary of the Borrower may incur any liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides death, health or severance benefits to retired employees or other former employees (other than as required by Section 601 of ERISA or applicable state law) or any Plan (other than (x) severance benefits paid pursuant to or in connection with a merger or acquisition permitted under Section 7.02(a) and (y) death, health and severance benefits accrued on the books of the Borrower and its Subsidiaries); provided that in each of the foregoing cases delivery is only required in the event that the occurrence of any of the foregoing would or would reasonably be expected to result in a Material Adverse Effect. At the request of any Bank, the Borrower will promptly deliver to such Bank a complete copy of the annual report (on Internal Revenue Service Form 5500 series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Banks pursuant to the first sentence hereof, if requested by the Banks, copies of any material notices received by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate with respect to any Plan shall be delivered to the Banks no later than 10 Business Days after the date such notice has been received by the Borrower, the Subsidiary or the ERISA Affiliate, as applicable.

          6.08 Performance of Obligations. The Borrower will, and will cause each of its Material Subsidiaries to, perform in all respects all of its obligations under the terms of each mortgage, indenture, security agreement, other debt instrument and contract by which it is bound or to which it is a party except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

          6.09 Good Repair. The Borrower will, and will cause each of its Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

          6.10 End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause (i) each of its, and each of its Material Subsidiaries’, fiscal years to end on December 31 of each year and (ii) each of its, and each of its Material Subsidiaries’, fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year; provided, that in the event that the Borrower or any of its Material Subsidiaries acquires a Material Subsidiary after the Effective Date which does not comply with the requirements of this Section 6.10, there shall not be deemed to be a breach of this Section 6.10 as to such Material Subsidiary so long as the fiscal year and fiscal quarter ends of such Material Subsidiary are changed to comply with the terms of this Section 6.10 within one year following the date of acquisition of such Material Subsidiary.

          6.11 Maintenance of Licenses and Permits. The Borrower will, and will cause each of its Subsidiaries to, maintain all permits, licenses and consents as may be required for the conduct of its business by any state, federal or local government agency or instrumentality except where failure to maintain the same could not reasonably be expected to have a Material Adverse Effect.

          SECTION 7. Negative Covenants. The Borrower hereby covenants and agrees that on the Effective Date and thereafter, for so long as this Agreement is in effect and until the Loans together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

          7.01 Changes in Business. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any material business other than the life insurance and the other types of business currently conducted by the Borrower and/or its Subsidiaries and businesses reasonably related to the foregoing; provided, that the foregoing covenant shall not be deemed to limit portfolio investments by the Borrower and its Subsidiaries and shall not be deemed violated based on any ancillary business conducted by a Person (or a Subsidiary of such Person) who might become a Subsidiary of the Borrower after the Effective Date.

          7.02 Consolidation, Merger, Sale or Purchase of Assets, etc. The Borrower will not, and will not permit any of its Material Subsidiaries to, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, or sell or otherwise dispose of any of its property or assets (including the sale of capital stock of any of its Material Subsidiaries, but excluding any sale or disposition of property or assets in the Ordinary Course of Business), or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or any part of the property or assets of any Person (excluding any purchases, leases or other acquisitions of property or assets in, and for use in, the Ordinary Course of Business) or agree to do any of the foregoing at any future time (unless expressly made subject to the consent of the Required Banks), except that the following shall be permitted:

          (a) so long as no Default or Event of Default is then in existence or would result therefrom, the Borrower and its Material Subsidiaries may enter into mergers and acquisitions (including, without limitation, stock and asset sales and acquisitions), and transactions reasonably incidental thereto, provided that (x) in the case of any merger involving the Borrower, the Borrower shall be the surviving corporation and (y) in the case of any merger involving a Material Subsidiary of the Borrower, the surviving corporation of such merger shall be an existing or resulting Wholly-Owned Material Subsidiary of the Borrower;

          (b) the Borrower and its Material Subsidiaries may acquire, hold, and dispose of portfolio investments in accordance with investment guidelines approved in a written resolution by the board of directors of the Borrower and its Material Subsidiaries from time to time;

          (c) any Regulated Insurance Company may enter into any Insurance Contract (including funding agreements), Reinsurance Agreement or Retrocession Agreement in accordance with its underwriting, indemnity and retention policies as in effect from time to time;

          (d) the Borrower or any of its Material Subsidiaries may enter into leases of property or assets not otherwise in violation of this Agreement;

          (e) Wholly-Owned Subsidiaries of the Borrower may be merged or consolidated with and into Wholly-Owned Subsidiaries of the Borrower;

          (f) the Borrower and its Wholly-Owned Subsidiaries may transfer property or assets (including, without limitation, the capital stock of Subsidiaries) to or among one another;

          (g) each of the Borrower and its Material Subsidiaries may sell assets, provided that:

     (i) the fair market value of any asset the subject of such asset sale, taken together with the fair market value of all other assets the subject of such asset sales pursuant to this Section 7.02(g)(i) in the same fiscal year, does not exceed $10,000,000; or

     (ii) such asset sale is with respect to the assets of the Borrower or any of its Material Subsidiaries and the net proceeds of such sale are either (x) employed in the business of the Borrower and its Subsidiaries or reinvested within 180 days after receipt of such net proceeds in assets used in the business of the Borrower or any of its Subsidiaries (including, without limitation, in the investment portfolio of the Borrower and its Subsidiaries) or (y) used within 180 days after receipt of such net proceeds to repay Indebtedness of the Borrower or any of its Subsidiaries; and

          (h) issuances of stock permitted under Section 7.05(ii), (iii) or (iv), purchases by the Borrower of its capital stock and options thereon (including in the form of convertible equity units) to the extent permitted under Section 7.07(vi) and purchases by the Borrower of its Permitted Subordinated Debt Securities or Trust Preferred Related Debt Securities under Section 7.06.

Notwithstanding the foregoing provisions of this Section 7.02, neither the Borrower nor any of its Subsidiaries may make a sale of or with respect to any capital stock of a Material Regulated Insurance Company, but nothing in this sentence shall prohibit (x) any such Material Regulated

Insurance Company from merging with another Material Regulated Insurance Company in a transaction permitted under clause (e) above or (y) any transfer of the capital stock of a Subsidiary to the Borrower or a Wholly-Owned Subsidiary of the Borrower under clause (f) above.

          7.03 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist (collectively, “Incur”) any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any such Subsidiary whether now owned or hereafter acquired, except:

          (a) Liens for taxes not yet due or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established;

          (b) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law which were Incurred in the Ordinary Course of Business, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the Ordinary Course of Business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of any material property or asset subject to such Lien;

          (c) Liens in existence on the Effective Date which are listed, and the property subject thereto on the Effective Date described, in Annex VIII, and any extensions or renewals thereof (provided that (i) the securities subject to any such Lien may be replaced by other securities of no greater principal amount and (ii) no such extension or renewal will increase the obligations secured thereby or result in any such Lien attaching to any additional property);

          (d) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.07;

          (e) Liens (other than any Lien imposed by ERISA) Incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds, Reinsurance Agreements, Retrocession Agreements and other similar obligations Incurred in the Ordinary Course of Business (exclusive of obligations in respect of the payment for borrowed money);

          (f) Leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries and any interest or title of a lessor under any lease or sublease not in violation of this Agreement;

          (g) Easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

          (h) Liens arising from UCC financing statements regarding leases not in violation of this Agreement;

          (i) Liens on pledges or deposits of cash or securities made by any Regulated Insurance Company as a condition to obtaining or maintaining any licenses issued to it by any Applicable Insurance Regulatory Authority;

          (j) Purchase money mortgages or security interests, conditional sale arrangements and other similar security interests, on any tangible assets acquired by the Borrower or such Subsidiary (hereinafter referred to individually as a “Purchase Money Security Interest”); provided, however, that:

     (i) the transaction in which any Purchase Money Security Interest is proposed to be created is not then prohibited by any other Section of this Agreement;

     (ii) any Purchase Money Security Interest shall attach only to the property or asset acquired in such transaction and shall not extend to or cover any other assets or properties of the Borrower;

     (iii) the Indebtedness secured or covered by any Purchase Money Security Interest shall not exceed (at the time such Purchase Money Security Interest is created) the lesser of the cost or fair market value of the property or asset acquired; and

     (iv) the aggregate outstanding amount of all Indebtedness of the Borrower and all of its Subsidiaries secured by Purchase Money Security Interests shall not at any time exceed an amount equal to $45,000,000;

          (k) Liens on the property or assets of a Person which becomes a Subsidiary after the date hereof securing Indebtedness permitted by subsection 7.04(i), provided that (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien shall not extend to or cover any additional property or assets of such Person, or any property of the Borrower or any other Subsidiary, after the time such Person becomes a Subsidiary, and (iii) the amount of Indebtedness secured thereby is not increased;

          (l) Liens securing Indebtedness permitted under Section 7.04(b);

          (m) Liens on marketable securities securing the Indebtedness permitted under Section 7.04(e); provided that the principal amount of such Indebtedness so secured shall not exceed $10,000,000;

          (n) Liens on marketable securities and on FHLB stock, in each case securing the Indebtedness permitted under Section 7.04(j);

          (o) Liens on marketable securities securing the Indebtedness permitted under Section 7.04(d), (f) or (m); provided that the principal amount of such Indebtedness so secured shall not exceed $30,000,000;

          (p) Liens Incurred in the Ordinary Course of Business of acquiring, holding, managing and disposing of invested assets, including without limitation investment accounts, futures accounts and deposit accounts, in accordance with investment guidelines adopted by the Borrower and its Subsidiaries from time to time;

          (q) Liens on property acquired pursuant to Permitted Transactions;

          (r) Liens Incurred on assets of any Regulated Insurance Company in connection with the establishment, sale, issuance or maintenance of Policies issued by such Regulated Insurance Company or the holding or investment of assets for such Policies, including but not limited to those incident to separate accounts or funding agreements;

          (s) Liens securing the Obligations;

          (t) Liens Incurred on assets of any trust created for the benefit of holders and/or for the benefit of the Trustee of any preferred securities issued by such trust, in each case pursuant to the terms of any Trust Preferred Offering; and

          (u) Liens (of a type and/or to an extent not otherwise permitted hereunder) which relate to assets having a fair market value not in excess of $35,000,000.

          7.04 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness for borrowed money, except:

          (a) Indebtedness Incurred pursuant to this Agreement and the other Credit Documents;

          (b) Capitalized Lease Obligations of the Borrower and its Subsidiaries, provided that the aggregate Capitalized Lease Obligations under all Capital Leases, other than any Capital Leases listed in Annex V, shall not exceed $50,000,000 at any time;

          (c) Indebtedness in existence on the Effective Date and listed in Part A of Annex V, together with any subsequent extension, renewal or refinancing thereof; provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension renewal or refinancing;

          (d) Indebtedness of any Regulated Insurance Company with respect to (i) letters of credit securing obligations under Reinsurance Agreements entered into in the Ordinary Course of Business of any such Regulated Insurance Company, (ii) letters of credit issued in lieu of deposits to satisfy Legal Requirements or (iii) letters of credit or surety bonds issued in lieu of depositing securities with any Applicable Insurance Regulatory Authority to satisfy regulatory requirements in connection with worker’s compensation insurance; in any case to the extent (x) such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than 10 days following receipt by the Borrower or such Subsidiary of notice of payment on such letter of credit and (y) the aggregate outstanding amount of such obligations does not exceed $5,000,000 at any time;

          (e) Indebtedness of the Borrower and its Subsidiaries under Interest Rate Protection Agreements;

          (f) Indebtedness under reimbursement obligations in respect of letters of credit issued to guaranty or support the payment of performance bonds, workers’ compensation claims, insurance claims and contested appeals and compliance with operational and regulatory obligations incurred in the ordinary course of business, in an aggregate principal amount not to exceed $20,000,000;

          (g) Indebtedness secured by Liens permitted under Section 7.03(j) and any extensions, renewals or refinancing thereof;

          (h) Indebtedness (i) of any Wholly-Owned Subsidiary of the Borrower to the Borrower, (ii) of the Borrower to any Wholly-Owned Subsidiary of the Borrower or (iii) of any Wholly-Owned Subsidiary of the Borrower to any other Wholly-Owned Subsidiary of the Borrower;

          (i) Indebtedness of a Person which becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation thereof, (ii) immediately after giving effect to the acquisition of such Person by the Borrower no Default or Event of Default shall have occurred and be continuing, and (iii) the Borrower shall not become liable therefor;

          (j) Indebtedness of any Regulated Insurance Company owing to the Federal Home Loan Bank (the “FHLB”) under a liquidity facility provided by the FHLB, and Indebtedness of any Regulated Insurance Company consisting of Federal Home Loan Bank Community Investment Long Term Advances, so long as the aggregate outstanding principal amount of Indebtedness under this clause (j) does not exceed $150,000,000 at any time;

          (k) Indebtedness in respect of the AVLIC Guaranties;

          (l) Indebtedness of the Borrower consisting of Contingent Obligations in respect of other Indebtedness (x) outstanding as of the Effective Date and having an aggregate principal amount not in excess of $20,000,000 and (y) Incurred after the Effective Date and having an aggregate principal amount not in excess of $30,000,000;

          (m) Indebtedness of the Borrower and its Subsidiaries under letters of credit (other than Letters of Credit) issued in the Ordinary Course of Business so long as the aggregate stated amount of all such letters of credit at no time exceeds $75,000,000;

          (n) Indebtedness of the Borrower and the trust formed in connection with any Trust Preferred Offering under the Trust Preferred Related Debt Securities, the Trust Preferred Offering and the guaranty provided in connection therewith, when and if issued;

          (o) Indebtedness of any Subsidiary of the Borrower including, without limitation, (i) Indebtedness consisting of Contingent Obligations and, (ii) Indebtedness in connection with any Trust Preferred Offering under the Trust Preferred Related Debt Securities (including the related Indebtedness of the trust formed in connection therewith), the Trust

Preferred Offering and the guaranty provided in connection therewith, when and if issued; provided that the aggregate amount of all Indebtedness under this clause (o) at no time exceeds $75,000,000;

          (p) Indebtedness of the Borrower under any Permitted Subordinated Debt Securities; and

          (q) other Indebtedness for borrowed money of the Borrower not to exceed $350,000,000 in aggregate outstanding principal amount at any time; provided, that the amount of Indebtedness permitted by this clause (q) shall be reduced dollar for dollar by the amount of any Indebtedness which is incurred under clauses (o) and (p) above after the Effective Date, but the amount of Indebtedness permitted under this clause (q) shall not be reduced to less than $75,000,000 at any time.

          7.05 Issuance of Stock. The Borrower will not permit any of its Material Subsidiaries directly or indirectly to issue, sell, assign, pledge, or otherwise encumber or dispose of any shares of the capital stock or other equity securities (or warrants, rights or options to acquire shares or other equity securities) of such Material Subsidiary, except (i) to the Borrower or another Wholly-Owned Subsidiary of the Borrower, (ii) to qualify directors if required by applicable law, (iii) issuances of securities by special purpose Material Subsidiaries pursuant to structured asset-backed securities transactions, (iv) issuances of preferred stock by any Material Subsidiary constituting a business trust pursuant to any Trust Preferred Offering, (v) issuances by special purpose Material Subsidiaries to employees or officers of the Borrower or its Material Subsidiaries pursuant to an employee benefit plan approved in writing by the board of directors (or similar governing body) of any such special purpose Material Subsidiary or (vi) issuances by special purpose Subsidiaries of the Borrower operated in the Ordinary Course of Business in connection with transactions otherwise permitted pursuant to Section 7.02(b).

          7.06 Prepayments of Indebtedness, Modifications of Agreements, etc. The Borrower will not, and will not permit any of its Subsidiaries to:

          (a) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange of, any Permitted Subordinated Debt Securities or Trust Preferred Related Debt Securities after the issuance thereof, provided, that, the Borrower may make voluntary or optional payments or prepayments or redemptions or acquisitions for value of or exchanges of any Permitted Subordinated Debt Securities or Trust Preferred Related Debt Securities after the issuance thereof, so long as immediately after giving effect to any such voluntary or optional payment or prepayment, redemption or acquisition for value or exchange the Leverage Ratio shall not be greater than 0.30:1.0; or

          (b) amend, modify or change in any manner adverse to the interests of the Banks the Certificate of Incorporation (including, without limitation, by the filing of any certificate of designation) or By-Laws or other organizational documents of the Borrower or any of its Subsidiaries.

          7.07 Dividends, etc. The Borrower will not, and will not permit any of its Subsidiaries to, declare or pay any dividends (other than dividends payable solely in common stock of such Person) or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes, or purchase or otherwise acquire or permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock of the Borrower or any other Subsidiary, as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its capital stock) (all of the foregoing “Dividends”), except that:

     (i) any Subsidiary of the Borrower may pay Dividends to its parent if such parent is the Borrower or a Wholly-Owned Subsidiary of the Borrower, any non-Wholly-Owned Subsidiary may pay Dividends so long as such Dividends are paid pro rata to its equity owners, and the Borrower and its Subsidiaries which are equity holders thereof may receive any of the foregoing Dividends;

     (ii) so long as no Default or Event of Default exists or would exist immediately after giving effect thereto, the Borrower may pay cash Dividends on its common stock in an amount not to exceed for any fiscal year 3% of the Borrower’s Consolidated Net Worth as of the last day of the previous fiscal year;

     (iii) the payment of cash Dividends on any preferred stock issued pursuant to a Trust Preferred Offering in accordance with the terms thereof shall be permitted;

     (iv) upon and in connection with the exercise of (or receipt of stock pursuant to) any options, warrants, awards, grants, or stock appreciation rights under or pursuant to any stock plan or employee benefit plan of the Borrower, which has been approved in writing by the Human Resources and Compensation Committee of the Board of Directors of the Borrower, in respect of the Borrower’s common stock by any holder thereof (1) pursuant to which the Borrower is required to deliver shares of its common stock to such holder, and/or (2) for tax withholding or pursuant to the cashless exercise of stock options, warrants, awards, grants, or stock appreciation rights in connection with any such plan, the Borrower may purchase a number of shares of its common stock sufficient to enable the Borrower to satisfy such requirement or, in the case of preceding clause (2) to satisfy such withholding obligation or such exercise; provided that with respect to preceding clause (2), such purchases do not exceed $5,000,000 in the aggregate any fiscal year of the Borrower;

     (v) transactions permitted under Section 7.02 shall be permitted hereunder; and

     (vi) the Borrower may make purchases of its capital stock and options thereon (including in the form of convertible equity units), so long as immediately after giving effect to any such purchase the Leverage Ratio shall not be greater than 0.30:1.00.

          7.08 Limitation on Certain Restrictions. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or otherwise restricts (i) the ability of any Subsidiary to pay dividends or make other distributions or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, to make loans or advances to the Borrower or any Subsidiary, to transfer any of its properties or assets to the Borrower or any Subsidiary or to guarantee the Obligations or (ii) the ability of the Borrower or any Subsidiary of the Borrower to create, incur, assume or suffer to exist any Lien upon its property or assets to secure the Obligations, other than (x) prohibitions or restrictions existing under or by reason of this Agreement and the other Credit Documents, (y) prohibitions or restrictions existing under or by reason of Legal Requirements, and (z) other prohibitions or restrictions which, either individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Borrower’s ability to perform its obligations under the Credit Documents.

          7.09 Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction or series of transactions with any Affiliate other than on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided, however, that:

     (i) AmerUs Life may make investments, advances and/or loans in or to AMAL Corporation, in an aggregate amount not to exceed $75,000,000 so long as AmerUs Life retains the ability to elect at least 50% of the board of directors of AMAL Corporation;

     (ii) the Borrower may make payments or loans pursuant to the guaranty provided in connection with any Trust Preferred Offering, and the Borrower and its Subsidiaries may lend or borrow such amounts as are contemplated in connection with any Trust Preferred Offering and any Trust Preferred Related Debt Securities;

     (iii) the Borrower may enter into any transactions with any of its Wholly-Owned Subsidiaries (including without limitation, investments in such Wholly-Owned Subsidiaries), and any such Wholly-Owned Subsidiary may enter into any transactions with the Borrower or any other such Wholly-Owned Subsidiary including investments therein;

     (iv) the Subsidiaries of any Regulated Insurance Company may pay dividends and make investments in, and advances and loans to, such Regulated Insurance Company;

     (v) Regulated Insurance Companies may enter into reinsurance transactions with one another; and

     (vi) the Borrower may make contributions to its charitable foundation in an aggregate amount of up to $1,000,000 per fiscal year.

          7.10 Leverage Ratio. The Borrower will not permit the Leverage Ratio at any time to be greater than 0.35:1.0.

          7.11 Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio for any Test Period to be less than 2.5:1.0.

          7.12 Minimum Consolidated Net Worth. The Borrower shall not permit its Consolidated Net Worth at any time to be less than an amount equal to the sum of (x) $973,190,000 plus (y) 25% of Cumulative Net Income.

          7.13 Minimum Risk-Based Capital. The Borrower will not permit the Risk-Based Capital for any Material Regulated Insurance Company to be less than 400%.

          7.14 Foreign Pension Plans. The Borrower will not and will not permit any of its Subsidiaries to maintain or contribute to (or have an obligation to contribute to) any Foreign Pension Plans.

          SECTION 8. Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

          8.01 Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or any Unpaid Drawing, (ii) default, and such default shall continue for two or more Business Days, in the payment when due of any interest on any Loan or any Note or any Fees or (iii) default in the prompt payment following notice or demand in respect of any other amounts owing hereunder or under any other Credit Document; or

          8.02 Representations, etc. Any representation, warranty or material statement made or deemed made by the Borrower herein or in any other Credit Document or in any certificate or material statement delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

          8.03 Covenants. The Borrower shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 6.10 or 7, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 8.01 or clause (a) of this Section 8.03) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days; or

          8.04 Default Under Other Agreements. The Borrower or any of its Material Subsidiaries shall (i) default in any payment with respect to Indebtedness (other than the Obligations) in excess of $25,000,000 individually or in the aggregate, for the Borrower and its Material Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice of acceleration, or any lapse of time prior to the effectiveness of any notice of acceleration, is required), any such Indebtedness to become due prior to its stated maturity; or (b) Indebtedness of the Borrower or its Material Subsidiaries in excess of $25,000,000 shall be declared to be due and payable other than in accordance with the terms of such Indebtedness or required to be prepaid, other than by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof; or

          8.05 Bankruptcy, etc. The Borrower or any of its Material Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Material Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Material Subsidiaries; or the Borrower or any of its Material Subsidiaries commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of itself or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Material Subsidiaries; or any such proceeding is commenced against (a) any Material Regulated Insurance Company which is engaged in the business of underwriting insurance and/or reinsurance in the United States, or (b) the Borrower or any of its Material Subsidiaries (other than (x) any Material Regulated Insurance Company described in the immediately preceding clause (a) or (y) any dissolution or liquidation proceeding commenced against a non-Regulated Insurance Company (i) the assets of which do not exceed an aggregate amount of $100,000 and (ii) in connection with the winding-up of such Material Subsidiary) to the extent such proceeding is consented to by such Person, and in the case of either clause (a) or (b) remains undismissed for a period of 60 days; or the Borrower or any of its Material Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or (a) any Material Regulated Insurance Company which is engaged in the business of underwriting insurance and/or reinsurance in the United States suffers any appointment of any conservator or the like for it or any substantial part of its property, or (b) the Borrower or any of its Material Subsidiaries (other than any Regulated Insurance Company described in the immediately preceding clause (a)) suffers any appointment of any conservator or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Borrower or any of its Material Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Material Subsidiaries for the purpose of effecting any of the foregoing; or

          8.06 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed by the PBGC to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any defined benefit Plan which is subject to Section 412 of the Code or Section 302 of ERISA shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan has not been timely made, the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or the Borrower or any Subsidiary of the Borrower has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide death, health or severance benefits to retired employees or other former employees (other than as required by Section 601 of ERISA or applicable state law) or Plans; and (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability; and (c) such lien, security interest or liability, individually and/or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect; or

          8.07 Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its Material Subsidiaries involving a liability, net of undisputed reinsurance, of $25,000,000 or more in the case of any one such judgment or decree or in the aggregate for all such judgments and decrees for the Borrower and its Material Subsidiaries and any such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within 60 days from the entry thereof; provided, that in the event that a judgment or decree is entered against the Borrower or any of its Material Subsidiaries which by its terms provides for its payment and satisfaction during a period of longer than 60 days, then there shall be no Default or Event of Default under this Section 8.07 as a result of such a judgment or decree so long as the Borrower or its Material Subsidiary, as the case may be, is in compliance with the terms of such judgment or decree; or

          8.08 Revocation of Insurance License. Any Insurance License shall be suspended or revoked and such suspension or revocation shall continue for 30 days, or any renewal application for any Insurance License shall be disapproved or ultimately fail to be approved, if such suspension, revocation, disapproval or ultimate failure to win approval would reasonably be expected to have a Material Adverse Effect; or

          8.09 Ownership. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Banks, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Bank to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that if an Event of Default specified in Section 8.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Bank shall forthwith terminate immediately and any Commitment Fees shall forthwith become due and payable without any other notice of any kind, (ii) declare the principal of and any accrued interest in respect of all Loans and all Obligations owing hereunder and under the other Credit Documents to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower (iii) terminate any Letter of Credit or give a Notice of Non-Extension in respect thereof if permitted in accordance with its terms, and/or (iv) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.05, to pay) to the Administrative Agent at the Payment Office an amount of cash to be held as security for the Borrower’s reimbursement obligations in respect of all Letters of Credit then outstanding which were issued for the account of the Borrower, equal to the aggregate Stated Amount of all such Letters of Credit at such time.

          SECTION 9. Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

          “Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 10.09.

          “Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

          “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person, provided, that a Person shall not be deemed to be an Affiliate solely as a result of a title or position held by such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

          “Agreement” shall mean this Credit Agreement, as the same may be from time to time modified, amended and/or supplemented.

          “AmerUs Annuity” shall mean AmerUs Annuity Group Co., a Kansas Corporation.

          “AmerUs Life” shall mean AmerUs Life Insurance Company, an Iowa stock life insurance company.

          “Annual Statement” shall mean the annual financial statement required to be filed by any Regulated Insurance Company with the Applicable Insurance Regulatory Authority.

          “Applicable Commitment Fee Percentage” shall mean, for any day, the percentage set forth below opposite the Applicable Credit Rating then in effect:

Applicable	Applicable Commitment
Credit Rating	Fee Percentage
A-/A3 or higher	0.150%
BBB+/Baa1	0.200%
BBB/Baa2	0.250%
BBB-/Baa3	0.300%
BB+/Bal or lower	0.400%

          “Applicable Credit Rating” shall mean (i) the Moody’s Credit Rating and the S&P Credit Rating, if the same; (ii) if the Moody’s Credit Rating and the S&P Credit Rating differ by one rating level, the Applicable Credit Rating shall be the higher of such Credit Ratings; (iii) if the Moody’s Credit Rating and the S&P Credit Rating differ by two or more rating levels, the Applicable Credit Rating shall be one rating level below the higher of such Credit Ratings and (iv) if either the Moody’s Credit Rating or the S&P Credit Rating is less than BBB- or Baa3, respectively, the Applicable Credit Rating shall be the lower of such Credit Ratings.

          “Applicable Insurance Regulatory Authority” shall mean, when used with respect to any Regulated Insurance Company, the insurance department or similar administrative authority or agency located in (x) each state in which such Regulated Insurance Company is domiciled or (y) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each state in which such Regulated Insurance Company is licensed, and shall include any Federal insurance regulatory department, authority or agency that may be created and that asserts regulatory jurisdiction over such Regulated Insurance Company.

          “Applicable Laws” shall mean all applicable laws and treaties, judgments, decrees, injunctions, writs and orders of any court, arbitrator or governmental agency or authority and rules, regulations, orders, licenses and permits of any governmental body, instrumentality, agency or authority.

          “Applicable Margin” shall mean, for any day, the rate per annum set forth below opposite the Applicable Credit Rating then in effect:

		Applicable Margin for
Applicable	Applicable Margin for Loans	Loans maintained as
Credit Rating	maintained as Eurodollar Loans	Base Rate Loans
A-/A3 or higher	0.875%	0.000%
BBB+/Baa1	1.000%	0.000%
BBB/Baa2	1.250%	0.250%
BBB-/Baa3	1.500%	0.500%
BB+/Bal or lower	2.000%	1.000%

          “Authorized Control Level” shall mean “Authorized Control Level” as defined by the NAIC from time to time and as applied in the context of the Risk Based Capital Guidelines promulgated by the NAIC (or any term substituted therefor by the NAIC).

          “Authorized Officer” shall mean any senior officer of the Borrower designated as such in writing by the Borrower to, and found acceptable by, the Administrative Agent.

          “AVLIC Guaranties” shall mean and include each of the guaranty agreements (i) by Ameritas Life Insurance Corp. in favor of Ameritas Variable Life Insurance Company (“AVLIC”) dated as of July 8, 1991, (ii) by AMAL Corporation for the benefit of AVLIC dated as of April 1, 1996, (iii) by AmerUs Life (f/k/a American Mutual Life Insurance Company) in favor of AVLIC dated as of April 1, 1996 and (iv) by the Borrower in favor of AVLIC after the Effective Date on substantially the same terms as the foregoing.

          “Bank” shall have the meaning provided in the first paragraph of this Agreement.

          “Bank Default” shall mean (i) the refusal (which has not been retracted) of a Bank to make available its portion of any Borrowing or to comply with its obligations under Section 1A.04 or (ii) a Bank having notified the Administrative Agent and/or the Parent Borrower that it does not intend to comply with its obligations under Section 1.01 or 1A.

          “Bankruptcy Code” shall have the meaning provided in Section 8.05.

          “Base Rate” at any time shall mean the higher of (x) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate and (y) the Prime Lending Rate as in effect from time to time.

          “Base Rate Loans” shall mean each Loan bearing interest at the rates provided in Section 1.08(a).

          “Borrower” shall have the meaning provided in the first paragraph of this Agreement.

          “Borrowing” shall mean the incurrence of one Type of Loan hereunder by the Borrower from all of the Banks on a pro rata basis on a given date (or resulting from a conversion or conversions on such date), having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.

          “Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day, excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

          “Capital Lease” as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person; provided that, notwithstanding the foregoing, “Capital Lease” shall not include any lease which is entered into solely to effect a Permitted Transaction.

          “Capitalized Lease Obligations” shall mean all obligations under Capital Leases of the Borrower or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

          “Cash Flow” shall mean, with respect to the Borrower, for any Test Period, the difference between (a) and (b), where (a) is equal to the sum of: (i) the sum of the amount of Dividends available to the Borrower allocable to each of the four quarters comprising such Test Period, where such allocable amount for each fiscal quarter is calculated as being 25% of the maximum Dividends available to the Borrower under Applicable Laws from all Regulated Insurance Companies for the calendar year in which such fiscal quarter occurs (whether or not any such Dividends are or have been paid), provided that in the event any Regulated Insurance Company has a net loss from operations (as determined on a SAP basis) for three consecutive fiscal years, Dividends available from such Regulated Insurance Company for such third fiscal year shall not be included in this clause (i), plus (ii) management fees, administrative fees, service fees, home office charges, consulting fees and technical service charges paid to the Borrower during such Test Period plus (iii) gross tax sharing payments received by the Borrower during such Test Period plus (iv) all Surplus Note interest received by the Borrower during such Test Period plus (v) net investment income of the Borrower during such Test Period plus (vi) realized net capital gains from investments of the Borrower during such Test Period to the extent not included in net investment income; and (b) is equal to the sum of: (i) cash operating expenses paid by the Borrower during such Test Period and (ii) taxes paid by the Borrower during such Test Period.

          “Change of Control” shall mean the occurrence of any of the following events: (i) the Borrower shall cease to own, directly, or indirectly through Wholly-Owned Subsidiaries, 100% of the issued and outstanding voting stock of AmerUs Life, AmerUs Annuity and Indianapolis Life ordinarily entitled to vote for the election of directors, or any other class of stock of AmerUs Life, AmerUs Annuity or Indianapolis Life of which the Borrower owns 50% or less shall become entitled to elect a majority of AmerUs Life’s, AmerUs Annuity’s or Indianapolis Life’s board of directors; (ii) during any period of 25 consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders or members, as the case may be, of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office; (iii) any Person or “group” (within the meaning of Sections 13(d) and 14(d) under the Securities Exchange Act, as in effect on September 30, 2001), shall have (A) acquired beneficial ownership of 25% or more on a fully diluted basis of the voting interest in the Borrower’s capital stock or (B) obtained the power (whether or not exercised) to elect a majority of the Borrower’s directors or (iv) the occurrence of any “change of control” or similar event under the terms of any Trust Preferred Related Debt Securities.

          “Chase” shall mean JPMorgan Chase Bank.

          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the

          Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

          “Commitment” shall mean, with respect to each Bank, the amount set forth opposite such Bank’s name on Annex I hereto, as the same may be (x) reduced or terminated pursuant to Sections 2.02, 2.03 and/or 8 or (y) adjusted from time to time as a result of assignment to or from such Bank pursuant to Section 11.04(b).

          “Commitment Fee” shall have the meaning provided in Section 2.01(a).

          “Consolidated Indebtedness” shall mean, at any time and as to any Person, all Indebtedness for borrowed money of such Person and its Subsidiaries at such time determined on a consolidated basis in accordance with GAAP, provided that as to the Borrower, only 50% of (i) any Trust Preferred Offering, (ii) any offering of OCEANs(SM) and (iii) any offering of PRIDES(SM) shall constitute Consolidated Indebtedness.

          “Consolidated Interest Expense” shall mean, for any period and as to any Person, (i) total interest expense (including that attributable to Capital Leases in accordance with GAAP) of such Person and its Subsidiaries on a consolidated basis including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Protection Agreements, but excluding however, any amortization of deferred financing costs, plus (ii) all Dividends paid or accrued during such period in connection with the preferred stock of the Borrower or any Subsidiary of the Borrower which is a business trust.

          “Consolidated Net Worth” shall mean, with respect to any Person, the Net Worth of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP after appropriate deduction for any minority interests in Subsidiaries; provided, that for the purpose of calculating the maximum amount of Dividends payable pursuant to Section 7.07(ii), Consolidated Net Worth shall exclude 100% of (i) any Trust Preferred Offering, (ii) any offering of OCEANs(SM) and (iii) any offering of PRIDES(SM).

          “Consolidated Total Capital” shall mean, at any time and as to any Person, the sum of Consolidated Indebtedness of such Person and Consolidated Net Worth of such Person at such time; provided, that Consolidated Total Capital shall in any event include 100% of (i) any Trust Preferred Offering, (ii) any offering of OCEAN’s(SM) and (iii) any offering of PRIDES(SM).

          “Contingent Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business or (y) obligations of any Regulated Insurance Company under Insurance Contracts, Reinsurance Agreements or Retrocession Agreements. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

          “Credit Documents” shall mean this Agreement, the Notes, and all other documents, instruments and agreements entered into in connection herewith or therewith.

          “Cumulative Net Income” shall mean, at any time, an amount equal to the net income of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) during the period commencing on October 1, 2003 and ending on the last day of the then most recently ended fiscal quarter.

          “Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          “Defaulting Bank” shall mean any Bank with respect to which a Bank Default is in effect.

          “Dollars” and the sign “$” shall mean freely transferable lawful money of the United States.

          “Dividends” shall have the meaning provided in Section 7.07.

          “Effective Date” shall have the meaning provided in Section 11.10.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

          “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b),(c), (m) or (o) of the Code.

          “ESG” shall have the meaning provided in the definition of “Subsidiary”.

          “Eurodollar Loans” shall mean each Loan bearing interest at the rates provided in Section 1.08(b).

          “Eurodollar Rate” shall mean, with respect to each Interest Period for a Eurodollar Loan, (i) the arithmetic average (rounded to the nearest 1/100 of 1%) of (a) for Interest Periods of one, two, three or six months, the offered rates for U.S. dollar deposits having a term comparable to such Interest Period and of amounts in same day funds comparable to the outstanding principal amount of such Eurodollar Loan which appear on the Dow Jones Telerate Screen LIBO Page, or (b) for an Interest Period of one week, the offered quotation to first-class banks in the interbank Eurodollar market by Chase for U.S. dollar deposits having a term comparable to such Interest Period and of amounts in same day funds comparable to the outstanding principal amount of such Eurodollar Loan for which an interest rate is then being determined by Chase, in the case of each of clauses (a) and (b) above determined as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

          “Event of Default” shall have the meaning provided in Section 8.

          “Existing Credit Agreement” shall mean the Credit Agreement, dated as of December 12, 2001, among the Borrower, various lending institutions, The Bank of New York, Mellon Bank, N.A. and Fleet National Bank, as Co-Arrangers, and JPMorgan Chase Bank, as Administrative Agent and Co-Arranger, as amended, modified or supplemented prior to the Effective Date.

          “Expiration Date” shall mean December 17, 2003.

          “Federal Funds Effective Rate” shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected in good faith by the Administrative Agent.

          “Fees” shall mean all amounts payable pursuant to, or referred to in, Section 2.01.

          “FHLB” shall have the meaning provided in Section 7.04(j).

          “Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside of the United States of America by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

          “Fronting Fee” shall mean a fee payable by the Borrower to the Issuing Bank, pursuant to a fee letter entered into by the Borrower and the Issuing Bank, to compensate the Issuing Bank for issuing Letters of Credit on behalf of the Banks hereunder.

          “GAAP” shall mean generally accepted accounting principles in the United States of America; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 7, including defined terms as used therein, are subject (to the extent provided therein) to Section 11.07(a).

          “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          “Incur” shall have the meaning provided in Section 7.03.

          “Indebtedness” of any Person shall mean (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person under Interest Rate Protection Agreements and (vii) all Contingent Obligations of such Person with respect to any of the foregoing; provided, that Indebtedness shall not include (w) obligations of the Borrower or any of its Subsidiaries described in clauses (x) or (y) of the definition of “Subsidiary,” (x) trade payables (including payables under insurance contracts and reinsurance payables) and accrued expenses, in each case arising in the ordinary course of business and (y) obligations with respect to Policies.

          “Indianapolis Life” shall mean Indianapolis Life Insurance Company, an Indiana life insurance company.

          “Initial Offering” shall mean, collectively, a transaction involving the sale of Trust Preferred Related Debt Securities of the Borrower to a Delaware statutory business trust which constitutes a Subsidiary of the Borrower and the concurrent sale by such Subsidiary of preferred equity securities, which transaction was consummated on February 3, 1997.

          “Insurance Business” shall mean one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance.

          “Insurance Contract” shall mean any insurance contract or policy issued by a Regulated Insurance Company but shall not include any Reinsurance Agreement or Retrocession Agreement.

          “Insurance Licenses” shall mean each insurance license necessary for the conduct of business by any Regulated Insurance Company.

          “Interest Coverage Ratio” shall mean, for any Test Period, the ratio of Cash Flow for such Test Period to Consolidated Interest Expense of the Borrower for such Test Period.

          “Interest Period” shall mean, with respect to any Eurodollar Loan, the interest period applicable thereto, as determined pursuant to Section 1.09.

          “Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

          “Issuing Bank” shall mean (i) Chase and (ii) each other Bank, if any, as requested by the Borrower to issue Letters of Credit hereunder to the extent agreed by such other Bank and the Administrative Agent. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Bank, provided, in each case, that the Borrower does not reasonably object based on such Affiliate’s creditworthiness, and the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by it.

          “Legal Requirements” shall mean all applicable laws, rules and regulations made by any governmental body or regulatory authority (including, without limitation, any Applicable Insurance Regulatory Authority) having jurisdiction over the Borrower or a Subsidiary of the Borrower.

          “Letter of Credit” shall have the meaning provided in Section 1A.01(a).

          “Letter of Credit Fee” shall have the meaning provided in Section 2.01(b).

          “Letter of Credit Outstandings” shall mean, at any time, the sum of, without duplication (i) the aggregate Stated Amount of all Letters of Credit plus (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

          “Letter of Credit Request” shall have the meaning provided in Section 1A.02(a).

          “Letter of Credit Supportable Obligations” shall mean obligations of the Borrower or any of its Subsidiaries to any other Person which are permitted to exist pursuant to the terms of this Agreement.

          “Leverage Ratio” shall mean the ratio of (i) Consolidated Indebtedness of the Borrower to (ii) Consolidated Total Capital of the Borrower.

          “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any understanding or agreement to repurchase any property or assets sold by the Borrower or any of its Subsidiaries (including sales of accounts receivable or notes with recourse to the Borrower or any of its Subsid-

iaries), or the assignment of any right to receive income, or the filing of any financing statement under the UCC or any other similar notice under any similar recording or notice statute relating to any property.

          “Loan” shall have the meaning provided in Section 1.01.

          “Margin Stock” shall have the meaning provided in Regulation U.

          “Material Adverse Effect” shall mean a material adverse effect on the assets, liabilities or financial condition of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

          “Material Regulated Insurance Company” shall mean each Regulated Insurance Company which has a statutory surplus equal to or greater than $15,000,000.

          “Material Subsidiary” shall mean any Subsidiary of the Borrower the book value (determined in accordance with GAAP) of whose assets constitutes 3% or more of the book value (determined in accordance with GAAP) of the consolidated assets of the Borrower and its Subsidiaries; provided that, if at any time the aggregate book value (determined in accordance with GAAP) of the assets of all Subsidiaries of the Borrower which would otherwise not be Material Subsidiaries as provided above exceeds 10% of the aggregate book value (determined in accordance with GAAP) of the assets of the Borrower and its Subsidiaries at such time, then the 3% referred to above in this definition shall be automatically reduced to the extent necessary such that, after giving effect to such reduction, the aggregate book value (determined in accordance with GAAP) of the assets of all Subsidiaries of the Borrower which are not Material Subsidiaries does not exceed 10% of the aggregate book value (determined in accordance with GAAP) of the assets of the Borrower and its Subsidiaries at such time.

          “Maturity Date” shall mean the fourth anniversary of the Effective Date.

          “Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

          “Moody’s Credit Rating” shall mean the rating level (it being understood that a rating level shall include numerical modifiers) assigned by Moody’s to the senior unsecured long-term debt of the Borrower, provided that if at any time Moody’s does not rate the senior unsecured long-term debt of the Borrower, the “Moody’s Credit Rating” shall be three rating levels below the claims paying rating assigned by Moody’s to AmerUs Life. If either of the foregoing ratings shall be changed by Moody’s, such change shall be effective for purposes of this definition on the Business Day following the day on which Moody’s announces such change.

          “NAIC” shall mean the National Association of Insurance Commissioners or any successor organization thereto.

          “NAIC Tests” shall mean the ratios and other financial measurements developed by the NAIC under its Insurance Regulatory Information System, as in effect from time to time.

          “Net Worth” shall mean, as to any Person, the sum of its capital stock (including, without limitation, its preferred stock), capital in excess of par or stated value of shares of its capital stock (including, without limitation, its preferred stock), retained earnings and any other account which, in accordance with GAAP, constitutes stockholders equity, but excluding (i) any treasury stock and (ii) accumulated other comprehensive income.

          “1998 Offering” shall mean, collectively, a transaction involving the sale of Trust Preferred Related Debt Securities of the Borrower to a Delaware statutory business trust which constitutes a Subsidiary of the Borrower and the concurrent sale by such Subsidiary of preferred equity securities, which transaction shall be consummated substantially on terms and conditions reflected in the June 8, 1998 filing with the SEC of the Prospectus Supplement to Prospectus in connection with the AmerUs Life Holdings, Inc. and AmerUs Capital II Adjustable Convertible-Rate Equity Security Units.

          “Non-Defaulting Bank” shall mean each Bank other than a Defaulting Bank.

          “Note” shall have the meaning provided in Section 1.05.

          “Notice of Borrowing” shall have the meaning provided in Section 1.03.

          “Notice of Conversion” shall have the meaning provided in Section 1.06.

          “Notice of Non-Extension” shall have the meaning provided in Section 1A.06.

          “Notice Office” shall mean the office of the Administrative Agent at 270 Park Avenue, New York, New York 10017 or such other office as the Administrative Agent may designate to the Borrower and the Banks from time to time.

          “Obligations” shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Administrative Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

          “OCEANs(SM)” shall mean an offering of optionally convertible equity-linked securities issued by the Borrower on March 6, 2002 together with the full exercise of the overallotment option described in the prospectus dated March 6, 2002.

          “Ordinary Course of Business” shall mean transactions, actions, activities, occurrences or events occurring in the normal course of business (i) of the Borrower and/or any of its Subsidiaries, and/or (ii) of other companies in the life and annuity insurance businesses.

          “Participant” shall have the meaning provided in Section 1A.04(a).

          “Payment Office” shall mean the office of the Administrative Agent at 1111 Fannin Street, 10th Floor, Houston, Texas 77002 or such other office as the Administrative Agent may designate to the Borrower and the Banks from time to time.

          “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

          “Percentage” shall mean, at any time for each Bank, the percentage obtained by dividing such Bank’s Commitment at such time by the Total Commitment then in effect, provided that, if the Total Commitment has been terminated, the Percentage of each Bank shall be determined by dividing such Bank’s Commitment as in effect immediately prior to such termination by the Total Commitment as in effect immediately prior to such termination (but also giving effect to any assignments made in accordance with Section 11.04(b) after the date on which the Total Commitment has terminated).

          “Permitted Subordinated Debt Securities” shall mean unsecured subordinated debt of the Borrower the terms and conditions of which are reasonably satisfactory to the Administrative Agent and the Required Banks.

          “Permitted Transaction” shall have the meaning provided in the definition of “Subsidiary”.

          “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

          “Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

          “Policies” shall mean all insurance policies, annuity contracts, guaranteed interest contracts and funding agreements (including riders to any such policies or contracts, certificates issued with respect to group life insurance or annuity contracts and any contracts issued in connection with retirement plans or arrangements) and assumption certificates issued or to be issued (or filed pending current review by applicable Governmental Authorities) by any Regulated Insurance Company and any Reinsurance Agreements entered into or to be entered into by any Regulated Insurance Company.

          “PRIDES(SM)” shall mean an offering of mandatorily convertible equity-linked securities issued by the Borrower on May 21, 2003 together with the full exercise of the overallotment option described in the prospectus dated May 21, 2003.

          “Prime Lending Rate” shall mean the rate which Chase announces from time to time as its prime commercial lending rate, the Prime Lending Rate to change when and as such prime commercial lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Chase may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

          “Purchase Money Security Interest” shall have the meaning provided in Section 7.03(j).

          “Quarterly Statement” shall mean the quarterly financial statements required to be filed by any Regulated Insurance Company with the Applicable Regulatory Insurance Authority.

          “Rating Agencies” shall mean S&P and Moody’s.

          “Register” shall have the meaning provided in Section 11.17.

          “Regulated Insurance Company” shall mean any Subsidiary of the Borrower, whether now owned or hereafter acquired, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction and is regulated by any Applicable Insurance Regulatory Authority.

          “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          “Reinsurance Agreement” shall mean any agreement, contract, treaty or other arrangement whereby one or more insurers, as reinsurers, assume liabilities under insurance policies or agreements issued by another insurance or reinsurance company or companies.

          “Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of 29 C.F.R. 4043.

          “Required Banks” shall mean Banks whose Commitments (or, after the Commitments have terminated, outstanding Loans) represent an amount equal to or greater than 50% of the Total Commitment (or after the termination thereof, the sum of the then total outstanding Loans at such time).

          “Retrocession Agreement” shall mean any agreement, contract, treaty or other arrangement whereby one or more insurers or reinsurers, as retrocessionaires, assume liabilities of reinsurers under a Reinsurance Agreement or other retrocessionaires under another Retrocession Agreement.

          “Risk-Based Capital” shall mean for any Regulated Insurance Company, the ratio (expressed as a percentage), at any time, of the Total Adjusted Capital of such entity to the Authorized Control Level of such entity.

          “S&P” shall mean Standard & Poor’s Ratings Group and its successors.

          “S&P Credit Rating” shall mean the rating level (it being understood that a rating level shall include (+) and (-) modifiers) assigned by S&P to the senior unsecured long-term debt of the Borrower, provided that if at any time S&P does not rate the senior unsecured long-term debt of the Borrower, the “S&P Credit Rating” shall be three rating levels below the claims paying rating assigned by S&P to AmerUs Life. If either of the foregoing ratings shall be changed by S&P, such change shall be effective for purposes of this definition on the Business Day following the day on which S&P announces such change.

          “SAP” shall mean, with respect to any Regulated Insurance Company, the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority of the state in which such Regulated Insurance Company is domiciled; it being understood and agreed that determinations in accordance with SAP for purposes of Section 7, including defined terms as used therein, are subject (to the extent provided therein) to Section 11.07(a).

          “SEC” shall mean the Securities and Exchange Commission or any successor thereto.

          “SEC Regulation D” shall mean Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

          “Section 3.04(b)(ii) Certificate” shall have the meaning provided in Section 3.04(b)(ii).

          “Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could be met).

          “Statutory Statement” shall mean, as to any Regulated Insurance Company, a statement of the condition and affairs of such Regulated Insurance Company, prepared in accordance with SAP and filed with the Applicable Insurance Regulatory Authority.

          “Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% voting interest at the time for the board of directors or equivalent body. Unless otherwise expressly provided, all references to “Subsidiary” shall mean a Subsidiary of the Borrower, provided that, notwithstanding the foregoing provisions of this definition, any grantor trust or limited liability company established by the Borrower and/or its Subsidiaries in order to effectuate the lease/leaseback transaction with Linzer Elektrizitats-, Fernwarme- und Verkehrsbetriebe Aktiengesellschaft (“ESG”) with respect to a cogeneration facility in Linz, Austria as described in the summary of terms and structure delivered to the Administrative Agent and the Banks prior to December 4, 1998, and any trust or limited liability company formed by the Borrower and/or its Subsidiaries after December 4, 1998 to effectuate transactions with ESG or any other Person in which the Indebtedness of the Borrower and its Subsidiaries incurred in connection therewith is comprised solely of (x) obligations which are non-recourse to the Borrower or any of its Subsidiaries and (y) other obligations which are or will be 100% defeased by U.S. Government obligations (each such transaction, including the lease/leaseback with ESG, a “Permitted Transaction”), shall not constitute Subsidiaries for purposes of this Agreement.

          “Surplus Note” shall mean a surplus note issued by any Regulated Insurance Company to the Borrower.

          “Taxes” shall have the meaning provided in Section 3.04(a).

          “Termination Date” shall have the meaning provided in Section 2.01(a).

          “Test Period” shall mean the four consecutive fiscal quarters of the Borrower ended on the last day of the most recently ended fiscal quarter of the Borrower (taken as one accounting period). The first Test Period shall end on December 31, 2003.

          “Total Adjusted Capital” shall mean “Total Adjusted Capital” as defined by the NAIC as of December 31, 2002 and as applied in the context of the Risk Based Capital Guidelines promulgated by the NAIC.

          “Total Commitment” shall mean the sum of the Commitments of each Bank.

          “Total Unutilized Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Commitment then in effect less (y) the sum of the aggregate principal amount of Loans then outstanding and the Letter of Credit Outstandings at such time.

          “Trust Preferred Offering” shall mean (i) the Initial Offering, (ii) the 1998 Offering and (iii) any subsequent issuance of Trust Preferred Related Debt Securities by the Borrower or a Subsidiary of the Borrower to a business trust, together with the concurrent issuance by such trust of (i) preferred equity securities or (ii) securities mandatorily convertible into equity of the Borrower, so long as such Trust Preferred Related Debt Securities and preferred equity securities or mandatorily convertible securities contain the following terms: (x) a term of not less than five (5) years and (y) the ability to defer principal and interest for a period no longer than the term of such Trust Preferred Related Debt Securities.

          “Trust Preferred Related Debt Securities” shall mean unsecured, fixed-rate subordinated debt issued or to be issued by the Borrower or a Subsidiary of the Borrower in connection with any Trust Preferred Offering, provided that any such Indebtedness issued after the Effective Date, and the agreements and other documents entered into by the Borrower and/or any of its Subsidiaries in connection therewith shall (i) contain terms and conditions reflective of then prevailing market terms and conditions for public issuances of unsecured, fixed-rate subordinated trust preferred securities, (ii) not require any amortization or contain any mandatory put, mandatory redemption, mandatory prepayment, sinking fund or other similar provision (other than (x) a mandatory put or mandatory redemption pursuant to a “change of control” under any such debt or (y) a mandatory redemption or mandatory prepayment arising as a result of an acceleration of such debt following the occurrence of an event of default thereunder), (iii) not contain representations and warranties, covenants, defaults or remedies that are more restrictive to the Borrower or any Subsidiary in any material respect than those contained in this Agreement and (iv) contain subordination provisions not materially less favorable to the Banks than those provided for in the Initial Offering and the 1998 Offering, except to the extent acceptable to the Administrative Agent and the Required Banks. For the avoidance of doubt, it is agreed that all Trust Preferred Related Debt Securities shall contain terms and conditions which in the aggregate are, reflective of then current market conditions for public issuances of unsecured, fixed rate, subordinated trust preferred securities for issuers of the Borrower’s size and credit quality.

          “Type” shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or a Eurodollar Loan.

          “UCC” shall mean the Uniform Commercial Code.

          “Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto as of the close of its most recent plan year, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.

          “Unpaid Drawings” shall have the meaning provided in Section 1A.03(a).

          “Unrestricted Subsidiary” shall mean each of ACM Properties, Inc. and each other Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary in accordance with Section 11.19.

          “Unutilized Commitment” with respect to any Bank, at any time, shall mean such Bank’s Commitment at such time less the sum of (i) the aggregate outstanding principal amount of Loans made by such Bank and (ii) such Bank’s Percentage of the Letter of Credit Outstandings at such time.

          “Wholly-Owned Subsidiary” of any Person shall mean any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors’ or nominees’ qualifying shares, is owned directly or indirectly by such Person.

          “Written” or “in writing” shall mean any form of written communication or a communication by means of telex, facsimile device, telegraph or cable.

          SECTION 10. The Administrative Agent.

          10.01 Appointment. Each Bank hereby irrevocably designates and appoints Chase as Administrative Agent to act as specified herein and in the other Credit Documents, and each such Bank hereby irrevocably authorizes Chase as the Administrative Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such upon the express conditions contained in this Section 10. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit

Documents, nor any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this Section 10 are solely for the benefit of the Administrative Agent and the Banks, and the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower.

          10.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 10.03.

          10.03 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Borrower or any Subsidiary or any of their respective officers contained in this Agreement, any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for any failure of the Borrower or any of its Subsidiaries or any of their respective officers to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries. The Administrative Agent shall not be responsible to any Bank for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Banks or by or on behalf of the Borrower to the Administrative Agent or any Bank or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

          10.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.

The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.

          10.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Banks. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

          10.06 Non-Reliance. Each Bank expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Bank. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Subsidiaries. The Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Borrower or any Subsidiary which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

          10.07 Indemnification. Each Bank agrees to indemnify the Administrative Agent in its capacity as such ratably according to their respective “percentages” as used in determining the Required Banks at such time from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower or any of its Subsidiaries, provided that no Bank shall be liable to the Administrative Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 10.07 shall survive the payment of all Obligations.

          10.08 The Administrative Agent in its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and its Subsidiaries as though not acting as Administrative Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Administrative Agent, and the terms “Bank” and “Banks” shall include the Administrative Agent in its individual capacity.

          10.09 Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon 20 days’ notice to the Banks and the Borrower. Upon such resignation, the Required Banks shall, with the consent of the Borrower (such consent not to be unreasonably withheld), appoint from among the Banks a successor Administrative Agent for the Banks, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall include such successor agent effective upon its appointment, and the resigning Administrative Agent’s rights, powers and duties as the Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

          10.10 Co-Syndication Agents. Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Co-Syndication Agents are named as such for recognition purposes only, and in their respective capacities Co-Syndication Agent, as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby. Without limitation of the foregoing, none of the Co-Syndication Agents in their respective capacities as Co-Syndication Agents shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship with any Bank or any other Person.

          SECTION 11. Miscellaneous.

          11.01 Payment of Expenses, etc. The Borrower hereby agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation, syndication, execution and delivery of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of White & Case LLP); (ii) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with any amendment, waiver or consent relating to this Agreement or any other Credit Document; (iii) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and each of the Banks in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent and for each of the Banks); (iv) pay and hold each of the Banks harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes; and (v) indemnify the Administrative Agent and each Bank, and their respective officers, directors, employees, representatives and agents (each, an “indemnified person”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses (collectively, “Claims”) incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Bank is a party thereto) related to the entering into and/or performance of any Credit Document or the use of the proceeds of any Loans or Letters of Credit hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding (x) any claims by the Borrower against any Bank or the Administrative Agent for failure to perform its obligations to the Borrower hereunder or under any other Credit Document and (y) any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

          11.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and continuance of an Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to such Bank or any other Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of the Borrower purchased by such Bank or any other Bank pursuant to Section 11.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Bank is hereby designated the agent of all other Banks for purposes of effecting set off pursuant to this Section 11.02 and the Borrower hereby grants to each Bank for such Bank’s own benefit and as agent for all other Banks a continuing security interest in any and all deposits, accounts or moneys of the Borrower maintained from time to time with such Bank.

          11.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to the Borrower, at the address specified opposite its signature below; if to the Administrative Agent, at 270 Park Avenue, New York, New York 10081, (212) 270-7525 (tel), (212) 270-1511 (fax), Attn: Lawrence Palumbo; if to any other Bank, to its address (or telecopy number) set forth in its Administrative Questionnaire; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telegraphed, telexed, telecopied, cabled or sent by overnight courier and shall be effective when received.

          11.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Banks. Each Bank may at any time grant participations in any of its rights hereunder or under any of its Notes to any bank or other financial institution; provided that in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents, including rights of consent, approval or waiver (the participant’s rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation, except that the participant shall be entitled to receive the additional amounts under Sections 1.10, 1.11 and 3.04 of this Agreement to, and only to, the extent that such Bank would be entitled to such benefits if the participation had not been entered into or sold; and provided further, that no Bank shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating or reduce the rate or extend the time of payment of interest thereon or Fees, or reduce the principal amount thereof, or increase such participant’s participating interest in any Commitment or Loan over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment and that an increase in any Commitment shall be permitted without the consent of any participant if such participant’s participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or any other Credit Document except in accordance with the terms hereof and thereof.

          (b) Notwithstanding the foregoing, any Bank may assign all or a portion of its rights and obligations hereunder to (x) its parent company and/or any affiliate of such Bank which is at least 50% owned and controlled by such Bank or its parent company or to one or more other Banks with the prior written consent of each Issuing Bank, which consent shall not be unreasonably withheld or delayed, or (y) a bank or other financial institution with the prior written consent of (i) the Administrative Agent, which consent shall not be unreasonably withheld, (ii) each Issuing Bank, which consent shall not be unreasonably withheld or delayed and (iii) the Borrower, which consent shall not be unreasonably withheld and shall not be required if a Default or Event of Default exists at the time of such assignment. No assignment of less than all of a Bank’s rights and obligations hereunder pursuant to the immediately preceding sentence shall, to the extent such transaction represents an assignment to an institution other than one or more Banks hereunder, be in an aggregate amount less than the minimum of $5,000,000 unless otherwise agreed to by the Administrative Agent and the Borrower in writing. If any Bank so sells or assigns all or a part of its rights hereunder or under the Notes, any reference in this Agreement or the Notes to such assigning Bank shall thereafter refer to such Bank and to the respective assignee to the extent of their respective interests and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Bank. Each assignment pursuant to this Section 11.04(b) shall be effected by the assigning Bank and the assignee Bank executing an Assignment and Assumption Agreement substantially in the form of Exhibit G (appropriately completed). At the time of any such assignment, (i) Annex I shall be deemed to be amended to reflect the Commitments, if any, and outstanding Loans of the respective assignee (which shall result in a direct reduction to the Commitments, if any, and outstanding Loans of the assigning Bank) and of the other Banks, (ii) if any such assignment occurs after the Effective Date, at the request of the assignor or the assignee the Borrower will issue new Notes to the respective assignee and to the assigning Bank in conformity with the requirements of Section 1.05 and (iv) the Administrative Agent shall receive from the assigning Bank and/or the assignee Bank or financial institution at the time of each assignment the payment of a nonrefundable assignment fee of $3,500, provided that such transfer or assignment will not be effective until recorded by the Administrative Agent on the Register pursuant to Section 11.17 hereof. At the time of each assignment pursuant to this Section 11.04(b) to a Person which is not already a Bank hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Bank shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service forms (and, if applicable a Section 3.04(b)(ii) Certificate) described in Section 3.04(b). Each Bank and the Borrower agrees to execute such documents (including, without limitation, amendments to this Agreement and the other Credit Documents) as shall be necessary to effect the foregoing. Promptly following any assignment pursuant to this Section 11.04(b), the assigning Bank shall promptly notify the Borrower and the Administrative Agent thereof. Nothing in this Section 11.04 shall prevent or prohibit any Bank from pledging its Loans or Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank.

          (c) Notwithstanding any other provisions of this Section 11.04, no transfer or assignment of the interests or obligations of any Bank hereunder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any State.

          (d) Each Bank initially party to this Agreement hereby represents, and each Person that becomes a Bank pursuant to an assignment permitted by clause (b) above will upon its becoming party to this Agreement represent, that it is a commercial lender, other financial institution or other “accredited investor” (as defined in SEC Regulation D) which makes loans in the ordinary course of its business or is acquiring the Loans without a view to distribution of the Loans within the meaning of the federal securities laws, and that it will make or acquire Loans for its own account in the ordinary course of such business, provided that, subject to the preceding clauses (a) through (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Bank shall at all times be within its exclusive control.

          11.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Administrative Agent or any Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Bank would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Banks to any other or further action in any circumstances without notice or demand.

          11.06 Payments Pro Rata. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations of the Borrower, it shall distribute such payment to the Banks (other than any Bank that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

          (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the Borrower to such Banks in such amount as shall result in a proportional participation by all of the Banks in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

          11.07 Calculations; Computations. (a) The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with GAAP or SAP, as the case may be, consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Banks). In addition, except as otherwise specifically provided herein, all computations determining compliance with Section 7, including definitions used therein, shall utilize accounting principles and policies in effect from time to time; provided that (i) if any such accounting principle or policy (whether GAAP or SAP or both) shall change after the Effective Date, the Borrower shall give reasonable notice thereof to the Administrative Agent and each of the Banks and if within 30 days following such notice the Borrower, the Administrative Agent or the Required Banks shall elect by giving written notice of such election to the other parties hereto, such computations shall not give effect to such change unless and until this Agreement shall be amended pursuant to Section 11.12 to give effect to such change, and (ii) if at any time the computations determining compliance with Section 7 utilize accounting principles different from those utilized in the financial statements then being furnished to the Banks pursuant to Section 6.01, such financial statements shall be accompanied by reconciliation work-sheets.

          (b) All computations of interest on Loans and Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

          11.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER AND EACH BANK HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER AND EACH BANK HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER THE BORROWER OR SUCH BANK, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS, THAT ANY SUCH COURT LACKS JURISDICTION OVER THE BORROWER OR SUCH BANK. THE BORROWER AND EACH BANK FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER OR SUCH BANK, AS THE CASE MAY BE, AT ITS ADDRESS FOR NOTICES PURSUANT TO SECTION 11.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE BORROWER AND EACH BANK, AS THE CASE MAY BE, HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

          (b) THE BORROWER AND EACH BANK HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          11.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

          11.10 Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower, the Administrative Agent and each of the Banks shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent at the Administrative Agent’s Notice Office or, in the case of the Banks, shall have given to the Administrative Agent telephonic (confirmed in writing), written, telex or telecopy notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give the Borrower and each Bank prompt written notice of the occurrence of the Effective Date.

          11.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          11.12 Amendment or Waiver. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrower and the Required Banks, provided that no such change, waiver, discharge or termination shall, without the consent of each Bank affected thereby, (i) extend the scheduled final maturity of any Loan or Note, extend the required payment date any Unpaid Drawing or extend the stated expiration date of any Letter of Credit beyond the Maturity Date or reduce the rate or extend the time of payment of interest thereon or Fees or reduce the principal amount thereof, (ii) increase the Commitment of any Bank over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment of any Bank), (iii) amend, modify or waive any provision of this Section 11.12, (iv) reduce any percentage specified in, or otherwise modify, the definition of Required Banks, (v) change Section 11.06 in a manner that would alter the pro rata sharing of payments required thereby or (vi) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement. No provision of Section 1A or any other provision relating to the rights and/or obligations of the Issuing Bank may be amended without the consent of the Issuing Bank. No provision of Section 10 or any other provision relating to the rights and/or obligations of the Administrative Agent may be amended without the consent of the Administrative Agent.

          11.13 Survival. All indemnities set forth herein including, without limitation, in Section 1.10, 1.11, 1A.04, 3.04, 10.07 or 11.01 shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of the Letters of Credit, the repayment of the Obligations, the expiration or termination of the Letters of Credit and the termination of the Total Commitment.

          11.14 Domicile of Loans. (a) Each Bank may transfer and carry its Loans and/or its obligations in respect of Letters of Credit at, to or, for the account of any office, Subsidiary or Affiliate of such Bank. In addition, each Bank (each, a “Designating Bank”) may designate a special purpose corporation (each, a “Designated Bank”) to make Loans in respect of such Designating Bank’s Commitment, provided that (i) such Designating Bank shall remain the “Bank” for all purposes of this Agreement and the other Credit Documents, shall not otherwise be relieved of any of its obligations under this Agreement or any such other Credit Document (including, without limitation, its obligations under Sections 1.01 and 10.07) and shall be liable for any losses, claims, damages or expenses incurred by the Borrower, the Administrative Agent or any Bank as a result of such Designating Bank’s designation of any such special purpose corporation as a Designated Bank, (ii) all payments entitled to be received by such Designated Bank with respect to the Loans made by it in respect of such Designating Bank’s Commitment shall be made directly to such Designating Bank for the distribution to such Designated Bank, (iii) the Borrower and the Administrative Agent shall continue to deal solely with the respective Designating Bank and such Designated Bank shall not have any right to approve any amendment, modification or waiver to this Agreement or any other Credit Document, and all amendments, waivers, consents and/or modifications to this Agreement and the other Credit Documents which are binding on such Designating Bank also shall be binding on such Designated Bank regardless of whether or not such Designated Bank actually had notice of any such amendment, waiver, consent and/or other modification and (iv) each Designating Bank may only designate one Designated Bank at any time to make Loans in respect of such Designating Bank’s Commitment. In addition, each party hereto hereby agrees that prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any Designated Bank, no party will institute against, or join any other Person in instituting against, such Designated Bank any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under any federal or state bankruptcy or similar law arising from any actions of such Designated Bank under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, any Designated Bank may disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee to such Designated Bank, provided that if any of the foregoing Persons shall not agree to be bound by the provisions of Section 11.15 (as to which the respective Designating Bank shall notify the Borrower), the respective Designating Bank shall remain liable pursuant to Section 11.15 for disclosure by such Person of any such non-public information.

          (b) Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 11.14 would, at the time of such transfer, result in increased costs under Section 1.10, 1.11 or 3.04 from those being charged by the respective Bank prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

          11.15 Confidentiality. (a) Each Bank shall (i) hold all non-public information (including, without limitation, all financial projections and analyses) furnished by the Borrower in connection with such Bank’s evaluation of whether to become a Bank hereunder or obtained by such Bank pursuant to the requirements of this Agreement (“Confidential Information”) confidential, (ii) use Confidential Information only for purposes related to this Agreement and its position as a Bank hereunder and (iii) not disclose such Confidential Information other than as provided herein; provided that any Bank and/or its affiliates may disclose any such Confidential Information (a) as has become generally available to the public other than as a result of disclosure in violation of this Section 11.15, (b) as has become available to such Bank or any such affiliate on a non-confidential basis from a source other than the Borrower and its affiliates, provided that the source is not known by such Bank to be prohibited from transmitting such information to such Bank by a contractual, legal or fiduciary obligation, (c) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Bank and/or its affiliates, (d) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation or other judicial process (it being understood that, to the extent reasonably practicable under the circumstances, the Borrower shall be given prior notice and an opportunity to contest any proposed disclosure pursuant to this clause (d)), (e) in order to comply with any law, order, regulation or ruling applicable to such Bank and/or its affiliates, and (f) to any permitted prospective or actual syndicate member or participant in any Loans, provided that such prospective or actual syndicate member or participant agrees with the respective assigning Bank to be bound by the provisions of this Section 11.15. The provisions of this Section 11.15 shall survive any termination of this Agreement.

          (b) Notwithstanding anything herein to the contrary, each party to this Agreement (and any employee, representative or other agent of each such party) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no disclosure of any information relating to such tax treatment or tax structure may be made to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. The provisions of this Section 11.15(b) shall survive the termination of the Commitments and repayment of the Loans.

          11.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

          11.17 Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 11.17, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Banks, the Loans made by each of the Banks and each repayment in respect of the principal amount of the Loans of each Bank. Failure to make any such recordation, or any error in such recordation shall not affect the obligations of the Borrower in respect of such Loans. With respect to any Bank, the transfer of the Commitments of such Bank and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 11.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Bank shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Bank and/or the new Bank. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 11.17 (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Administrative Agent).

          11.18 Executive Stock Purchase Program. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may establish and administer an executive stock purchase program pursuant to which the Borrower offers to employees of the Borrower and its Subsidiaries the opportunity to purchase from the Borrower treasury shares of the Borrower’s common stock using either personal funds of such employees or funds borrowed from a third-party financial institution, which loans may be guaranteed by the Borrower; provided that at no time shall the aggregate outstanding principal amount of loans guaranteed by the Borrower pursuant to this Section 11.18 exceed $25,000,000. In addition, so long as no Default or Event of Default exists or would result therefrom, notwithstanding anything to the contrary contained in this Agreement, and in addition to any other funds available to the Borrower for such purpose, the Borrower may use the proceeds received from the employees pursuant to the common stock purchases described above in this Section 11.18 to make purchases of its common stock and/or convertible equity units in the open market or otherwise.

          11.19 Unrestricted Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, (i) the Borrower may create or acquire one or more Subsidiaries and designate (by written notice to the Administrative Agent and each Bank) such Subsidiary or Subsidiaries as an “Unrestricted Subsidiary” (which Unrestricted Subsidiaries may include, without limitation, any Person which is a Subsidiary of the Borrower on the Effective Date, (ii) such Unrestricted Subsidiaries shall not (x) constitute Material Subsidiaries, (y) constitute Subsidiaries for purposes of the definition of Material Subsidiaries or (z) be subject to Sections

5, 6, 7 or 8 of this Agreement (and the operations, assets and liabilities of such Unrestricted Subsidiaries shall not be included in determining compliance with the financial covenants set forth in Sections 7.10, 7.11 and 7.12, except that the carrying value of such Unrestricted Subsidiaries recorded in accordance with GAAP shall be included in the definition of Net Worth), (iii) the financial reports required to be provided hereunder (including, without limitation, those provided pursuant to Section 6.01) shall be prepared in a manner (reasonably satisfactory to the Administrative Agent) which distinguishes the operations, assets and liabilities of the Unrestricted Subsidiaries from those of the Borrower and its other Subsidiaries, and (iv) the sum of (x) the aggregate amount paid by the Borrower and its Subsidiaries (other than Unrestricted Subsidiaries) in connection with the acquisitions of all Unrestricted Subsidiaries plus (y) the aggregate amount of liability of and recourse to the Borrower and its Subsidiaries (other than Unrestricted Subsidiaries) relating to the business and operations of all Unrestricted Subsidiaries (whether pursuant to Contingent Obligations or otherwise) plus (z) the aggregate amount of investments (including loans, advances and capital contributions) by the Borrower and its Subsidiaries (other than Unrestricted Subsidiaries) in all Unrestricted Subsidiaries shall not exceed $100,000,000 at any time.

* * *

          IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

Address:
699 Walnut Street		AMERUS GROUP CO.
Des Moines, Iowa 50309
Tel: (515) 362-3630
Fax: (515) 362-3648		By	/s/Brenda J. Cushing
Attention:	Brenda Cushing		Name:	Brenda J. Cushing
	Senior Vice President and Controller		Title:	Senior Vice President — Controller

JPMORGAN CHASE BANK, Individually, as Administrative Agent and as Issuing Bank
By	/s/Lawrence Palumbo, Jr.
	Name:	Lawrence Palumbo, Jr.
	Title:	Vice President

THE BANK OF NEW YORK, Individually and as Co-Syndication Agent
By	/s/Ben Balkind
	Name:	Ben Balkind
	Title:	Vice President

BANK ONE, NA, Individually and as Co-Syndication Agent
By	/s/Thomas A. Kiepura
	Name:	Thomas A. Kiepura
	Title:	Director

FLEET NATIONAL BANK, Individually and as Co-Syndication Agent
By	/s/Marcio Chapina
	Name:	Marcio Chapina
	Title:	Vice President

MELLON BANK, N.A., Individually and as Co-Syndication Agent
By	/s/Carrie Burnham
	Name:	Carrie Burnham
	Title:	Assistant Vice President

FIFTH THIRD BANK
By	/s/Mike Mendenhall
	Name:	Mike Mendenhall
	Title:	Corporate Banking Officer

MERRILL LYNCH BANK USA
By	/s/Louis Alder
	Name:	Louis Alder
	Title:	Vice President

CREDIT SUISSE FIRST BOSTON
By	/s/Credit Suisse First Boston
/s/Cassandra Droogan
	Name:	Jay Chall Cassandra Droogan
	Title:	Director Associate

ING CAPITAL, LLC
By	/s/Mary Forstner
	Name:	Mary Forstner
	Title:	Vice President

Annex I

LIST OF BANKS AND COMMITMENTS

Bank Name	Commitments
JPMorgan Chase Bank	$25,000,000
The Bank of New York	$25,000,000
Bank One, NA	$25,000,000
Fleet National Bank	$25,000,000
Mellon Bank, N.A.	$25,000,000
Fifth Third Bank	$20,000,000
Merrill Lynch Bank USA	$20,000,000
Credit Suisse First Boston	$17,500,000
ING Capital, LLC	$17,500,000
Total:	$200,000,000